EXHIBIT 10.1

EXECUTION

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), with an effective date of June 9, 2023 (the “Effective Date”), is entered into by and among GREYSTONE HOUSING IMPACT INVESTORS LP f/k/a AMERICA FIRST MULTIFAMILY INVESTORS, L.P., a Delaware limited partnership (“Borrower”), the Lenders signatory hereto, and BANKUNITED, N.A., a national banking association, as administrative agent for the Lenders (together with its successors and assigns in such capacity and any replacement administrative agent, "Administrative Agent").

WHEREAS, Borrower, Administrative Agent, and Lenders entered into that certain Credit Agreement dated as of June 11, 2021, as amended by that certain First Amendment to Credit Agreement dated as of November 30, 2021 (as further amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, Borrower has requested, and Administrative Agent and Lenders have agreed to amend the terms and conditions of the Credit Agreement, pursuant to Section 10.15 of the Credit Agreement, as set forth in this Amendment. Except as expressly modified hereby, the terms of the Credit Agreement remain in full force and effect.

NOW, THEREFORE, in consideration of the foregoing premises, and promises and mutual agreements herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.
Incorporation. The foregoing recitals are incorporated herein by this reference.
Section 2.
Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the rules of interpretation set forth in Section 1.4 of the Credit Agreement shall apply herein as if fully set forth herein, mutatis mutandis.
Section 3.
Amendments to the Credit Agreement. As of the Effective Date (as defined above), the Credit Agreement is hereby amended (i) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (ii) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Credit Agreement attached hereto as Annex A hereto and made a part hereof for all purposes. Each of Exhibits A, C, D, G, and H to the Credit Agreement is hereby deleted in its entirety and replaced, respectively, with Exhibits A, C, D, G, and H each in the form attached hereto and incorporated herein as Annex B.

Section 4.
Conditions Precedent. This Amendment shall become effective on the Effective Date, provided that Administrative Agent shall have received (each in form and substance reasonably satisfactory to Administrative Agent):
(a)
an executed counterpart (or counterparts) of this Amendment, from each of the parties hereto;
(b)
a good standing certificate and organizational documents for Borrower, in each case certified as of a recent date by the appropriate governmental official; and
(c)
payment of all fees, costs and expenses due and payable on or prior to the Effective Date, including, to the extent invoiced, the reasonable and documented fees, charges and disbursements of counsel for Administrative Agent in connection with the preparation, execution, and delivery of this Amendment and related documents.
Section 5.
Release.
5.1.
Borrower HEREBY ACKNOWLEDGES THAT, ON THE DATE HEREOF, IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF THE BORROWER’S OBLIGATIONS UNDER THE LOAN DOCUMENTS (INCLUDING THE EXPRESS OBLIGATION TO REPAY THE OBLIGATIONS OF THE BORROWER TO THE Administrative AGENT AND THE LENDERS) OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM THE Administrative AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES, PARTICIPANTS, DIRECTORS, PARTNERS, MANAGERS, OFFICERS, AGENTS, EMPLOYEES, OR ATTORNEYS. BORROWER, FOR AND ON BEHALF OF ITSELF AND ALL PERSONS AND/OR ENTITIES CLAIMING BY, THROUGH AND/OR UNDER BORROWER INCLUDING, BUT NOT LIMITED TO, ALL OF ITS PAST AND PRESENT DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, ADMINISTRATORS, AGENTS, SUBSIDIARIES, AFFILIATES, REPRESENTATIVES, PREDECESSORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY REFERRED TO HEREIN, JOINTLY AND SEVERALLY, AS THE “RELEASORS”) HEREBY VOLUNTARILY, UNCONDITIONALLY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE Administrative AGENT AND EACH OF THE LENDERS AND THEIR RESPECTIVE PAST AND PRESENT DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, ADMINISTRATORS, AGENTS, PARENT CORPORATIONS, SUBSIDIARIES, AFFILIATES, REPRESENTATIVES, PREDECESSORS, SUCCESSORS, ASSIGNS (COLLECTIVELY REFERRED TO HEREIN AS THE “RELEASEES”), OF, FROM AND WITH RESPECT TO ANY AND ALL GRIEVANCES, DISPUTES, MANNER OF ACTIONS, CAUSES OF ACTION, SUITS, OBLIGATIONS, LIABILITIES, LOSSES, DEBTS, DAMAGES, DUES, SUMS OF MONEY, ACCOUNTS, RECKONINGS, CONTROVERSIES, AGREEMENTS, CLAIMS, DEMANDS, COUNTERCLAIMS AND CROSSCLAIMS, INCLUDING, BUT NOT LIMITED TO ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS AND/OR ALL TRANSACTIONS RELATED THERETO, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, DIRECT, INDIRECT OR CONTINGENT, ARISING IN LAW OR EQUITY,

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WHICH THE RELEASORS (OR ANY OF THEM) EVER HAD, NOW HAVE, OR MAY EVER HAVE AGAINST ANY ONE OR MORE OF THE RELEASEES, FROM THE BEGINNING OF TIME THROUGH THE DATE THIS AMENDMENT IS EXECUTED AND DELIVERED.
5.2.
BORROWER HEREBY COVENANTS AND AGREES NEVER TO INSTITUTE ANY ACTION OR SUIT AT LAW OR IN EQUITY, NOR INSTITUTE, PROSECUTE, OR IN ANYWAY AID IN THE INSTITUTION OR PROSECUTION OF ANY CLAIM, ACTION OR CAUSE OF ACTION, RIGHTS TO RECOVER DEBTS OR DEMANDS OF ANY NATURE ORIGINATED ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED AGAINST THE Administrative AGENT OR ANY OF THE LENDERS OR ANY OF THEIR RESPECTIVE AFFILIATES, PARTICIPANTS, DIRECTORS, PARTNERS, MANAGERS, OFFICERS, AGENTS, EMPLOYEES OR ATTORNEYS ARISING OUT OF OR RELATED TO THE AGENT OR ANY LENDER'S ACTIONS, OMISSIONS, STATEMENTS, REQUESTS OR DEMANDS IN ADMINISTERING, ENFORCING, MONITORING, COLLECTION OR ATTEMPTING TO COLLECT THE INDEBTEDNESS OR OBLIGATIONS OF THE BORROWER UNDER THE LOAN DOCUMENTS.
Section 6.
Miscellaneous.
6.1.
Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.
6.2.
References to the Credit Agreement. Upon the Effective Date, each reference in the Credit Agreement (and in the exhibits to the Credit Agreement) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement (including the exhibits thereto) as amended hereby, and each reference to the Credit Agreement (including the exhibits thereto) in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement (and the exhibits thereto) as amended hereby.
6.3.
Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Amendment and as partial consideration for the terms and conditions contained herein, Borrower hereby represents and warrants that (i) this Amendment is the legal and binding obligation of such Person, enforceable against such Person in accordance with its terms, (ii) upon the Effective Date (both before and after giving effect to this Amendment), no Event of Default or Default has occurred and is continuing, and (iii) the representations and warranties set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a material adverse change or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Date to the same extent as though made on and as of that date (except to the extent that such representations and warranties expressly relate to an earlier or other specific date, in which case they shall be true and correct as of such earlier date). Borrower further represents and warrants that it has the requisite power and authority to execute, deliver and perform this Amendment, and that the undersigned officer of Borrower is duly authorized to execute this Amendment.

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6.4.
Reaffirmation of Credit Agreement and Loan Documents. By executing this Amendment, Borrower (a) acknowledges that, notwithstanding the execution and delivery of this Amendment, and except as expressly modified above, the obligations of each under each of the other Loan Documents to which Borrower is a party are not impaired or adversely affected and each of the Loan Documents continues in full force and effect, (b) affirms and ratifies the Credit Agreement and each other Loan Document to which it is a party with respect to all of the Obligations as expanded, extended, modified or amended hereby and (c) reaffirms the security interests, liens, mortgages and conveyances it has granted to or made in favor of Agent for the benefit of the Lenders in or pursuant to the Loan Documents and confirms that such security interests, liens, mortgages and conveyances continue to secure the Obligations, after giving effect to this Amendment. This Amendment is not intended to and shall not constitute a novation of the Credit Agreement or any other Loan Document.
6.5.
No Other Changes. Except as specifically amended by this Amendment, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
6.6.
No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
6.7.
Governing Law. This Amendment, and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law rules thereof other than Sections 5-1401 and 5-1402 of The New York General Obligations Law.
6.8.
Cooperation; Other Documents. At all times following the execution of this Amendment, Borrower shall execute and deliver to Administrative Agent, or shall cause to be executed and delivered to Administrative Agent, and shall do or cause to be done all such other acts and things as Administrative Agent may reasonably deem to be necessary or desirable to assure Administrative Agent and the Lenders of the benefit of this Amendment and the documents comprising or relating to this Amendment.
6.9.
Integration. This Amendment and all documents and instruments executed in connection herewith or otherwise relating to this Amendment, including, without limitation, the Loan Documents, constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.
6.10.
Successors and Assigns. This Amendment and the other Loan Documents: (a) shall be binding upon Administrative Agent, Lenders and Borrower and upon their respective officers, directors, employees, agents, trustees, representatives, nominees, parent corporation, subsidiaries, heirs, executors, administrators, successors or assigns, and (b) shall inure to the benefit of Administrative Agent, Lenders and Borrower provided, however, that Borrowers may not assign any rights hereunder or any interest herein without obtaining the prior written consent of Lenders, and any such assignment or attempted assignment shall be void and of no effect with respect to Lenders.

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6.11.
Headings. Section headings used herein are for convenience of reference only, and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
6.12.
Multiple Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act, provided that nothing herein shall require Agent or any Lender to accept electronic signatures in any form or format without its prior written consent. Agent and Lenders each reserves the right to request manually executed counterparts of this Amendment and the other Loan Documents at its discretion.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

GREYSTONE HOUSING IMPACT INVESTORS LP f/k/a AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

By:	America First Capital Associates Limited Partnership Two, its general partner

	By:	Greystone AF Manager LLC, its
General partner

		By:	/s/ Jesse Coury
		Name:	Jesse Coury
		Title:	Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDER:

BANKUNITED, N.A.

By:	/s/ Adrienne Horkley
Name:	Adrienne Horkley
Title:	Vice President

LENDER:

BANKERS TRUST COMPANY

By:	/s/ Scott Leighton
Name:	Scott Leighton
Title:	Senior Vice President

Signature Page to Second Amendment to Credit Agreement

GUARANTOR ACKNOWLEDGEMENT

In consideration of Administrative Agent’s and Lenders’ agreement to enter into this Second Amendment to Credit Agreement, which will be of material economic benefit to the undersigned, the undersigned consents to the within Second Amendment to Credit Agreement and agrees to comply with the terms and provisions thereof, confirms that its Guaranty is and shall remain in full force and effect, and that neither this Second Amendment to Credit Agreement nor any event preceding the date hereof shall operate to diminish, release or terminate such Guaranty or otherwise relieve the undersigned of any obligations hereunder or under any other Loan Document.

GREYSTONE SELECT INCORPORATED, a Delaware corporation

By:	/s/ Curtis Pollock
Name:	Curtis Pollock
Title:	Vice President

~~EXECUTION VERSION~~

ANNEX A TO SECOND AMENDMENT

CREDIT AGREEMENT

GREYSTONE HOUSING IMPACT INVESTORS LP f/k/a AMERICA FIRST MULTIFAMILY INVESTORS, L.P.,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

BANKUNITED, N.A.,

as Sole Lead Arranger and Administrative Agent

Dated as of June 11, 2021, as amended by the First Amendment to Credit Agreement dated as of November 30, 2021, as further amended by the Second Amendment to Credit Agreement dated as of June 9, 2023

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5.3	Due Authorization	58
5.4	No Conflict.	59
5.5	Governmental Consents	59
5.6	Binding Obligation	59
5.7	No Material Adverse Change.	59
5.8	Indebtedness	59
5.9	Adverse Proceedings, Etc.	59
5.10	Payment of Taxes	60
5.11	Title to Assets; Priority	60
5.12	No Defaults	60
5.13	Material Contracts and Encumbered Pool Documentation	60
5.14	Investment Company Act	61
5.15	Margin Stock	61
5.16	Employee Matters	61
5.17	Employee Benefit Plans	61
5.18	Brokers and Financial Advisors	62
5.19	Solvency	62
5.20	Compliance with Statutes, Etc.	62
5.21	Disclosure	62
5.22	Sanctions; Anti-Corruption Laws; Anti-Terrorism Laws; Etc.	63
5.23	Hazardous Substances	63
5.24	Environmental Report	64
5.25	Borrowing Base Certificates	64

ARTICLE 6 AFFIRMATIVE COVENANTS.		65

6.1	Financial Statements and Other Reports	65
6.2	Existence	68
6.3	Payment of Taxes and Claims	68
6.4	Maintenance of Properties; Insurance	68
6.5	Inspections; Lender Meetings	69
6.6	Compliance with Legal Requirements	69
6.7	Compliance with Material Contracts	69
6.8	Collateral Account and Distributions from Portfolio Companies.	69
6.9	Further Assurances.	70
6.10	Valuations; Releases	70
6.11	Anti-Corruption Laws; Anti-Terrorism Laws; Sanctions; PATRIOT Act; Etc.	71

ARTICLE 7 NEGATIVE COVENANTS		72

7.1	Indebtedness	72
7.2	Liens	72
7.3	No Further Negative Pledges	72
7.4	Restricted Payments	73
7.5	Contractual Restrictions on Distributions	73
7.6	Investments	74
7.7	Transactions with Shareholders and Affiliates	74

7.8	Fundamental Changes	74
7.9	Conduct of Business	75
7.10	Amendments to Organizational Agreements and Material Contracts	75
7.11	Calculation of Total Valuation	75
7.12	Fiscal Year; Auditor	75
7.13	Collateral	75
7.14	Sales and Leasebacks	76
7.15	Financial Covenants	76
7.16	Environmental Matters.	76

ARTICLE 8 EVENTS OF DEFAULT		77

8.1	Events of Default	77
8.2	Remedies upon Event of Default	79
8.3	Remedies Cumulative	80

ARTICLE 9 AGENCY		81

9.1	Appointment and Authority; Powers and Immunities	81
9.2	Reliance By Administrative Agent	82
9.3	Defaults	82
9.4	Delegation of Duties	86
9.5	Resignation of Administrative Agent	86
9.6	Special Servicing	87
9.7	Non-Reliance on Administrative Agent and Other Lenders	88
9.8	Rights as a Lender	89
9.9	Standard of Care; Indemnification	90
9.10	Failure to Act	91
9.11	Consents Under Loan Documents	91
9.12	Authorization	93
9.13	Agency Fee	93
9.14	Defaulting Lenders	93
9.15	Liability of Administrative Agent	97
9.16	Transfer of Agency Function	97
9.17	Administrative Agent May File Proofs of Claim	97
9.18	PATRIOT Act Notice; Compliance	97
9.19	Several Obligations; No Liability, No Release	98
9.20	No Reliance on Administrative Agent’s Customer Identification Program	98
9.21	Erroneous Payments	98

ARTICLE 10 MISCELLANEOUS PROVISIONS		100

10.1	Notices	100
10.2	Expenses; Indemnity; Damage Waiver	101
10.3	Set Off	103
10.4	No Waiver; Remedies Cumulative	103
10.5	Administrative Agent’s Discretion	104

10.6	Successors and Assigns; Participations	104
10.7	Independence of Covenants	108
10.8	Survival of Representations, Warranties and Agreements	108
10.9	Marshalling; Payments Set Aside	109
10.10	Severability; Inconsistency with Other Loan Documents	109
10.11	Entire Agreement	109
10.12	Obligations Several; Actions in Concert	109
10.13	Headings, Schedules and Exhibits	110
10.14	Governing Law	110
10.15	Modification; Waiver in Writing	110
10.16	WAIVER OF JURY TRIAL	111
10.17	Treatment of Certain Information; Confidentiality	111
10.18	Platform.	112
10.19	Interest Rate Limitation; No Usury	113
10.20	No Advisory or Fiduciary Responsibility	114
10.21	Counterparts	114
10.22	Arranger	114
10.23	Publicity	114
10.24	No Third Party Beneficiary	115
10.25	Waiver of Notice	115
10.26	[Reserved]	115
10.27	[Reserved]	115
10.28	Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees	115

SCHEDULES:
1	Commitments
2	Value of Investments
3	Borrower Organizational Information
4	Structure Chart
5	Portfolio Company/Eligible Encumbered Assets Indebtedness
6	Borrower’s Valuation Policy
7.	Competitors

EXHIBITS:
A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption Agreement
E	Forms of U.S. Tax Compliance Certificates
F	Form of Closing Certificate
G	Form of Borrowing Base Certificate
H	Form of Request for Extension Term

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of June 11, 2021, as amended by the First Amendment to Credit Agreement dated as of November 30, 2021, as further amended by the Second Amendment to Credit Agreement dated as of June 9, 2023 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”), is entered into by and among AMERICA FIRST MULTIFAMILY INVESTORS, L.P., a Delaware limited partnership, as borrower (together with its permitted successors and assigns, the “Borrower”), the LENDERS party hereto from time to time, and BANKUNITED, N.A. (“BankUnited”), as administrative agent for the Lenders (together with its successors and assigns in such capacity and any replacement administrative agent appointed pursuant hereto, “Administrative Agent”), a Lender, and as the sole lead arranger (in such capacity, “Sole Lead Arranger”).

RECITALS:

WHEREAS, Borrower has requested that the Lenders extend credit to Borrower;

WHEREAS, the Lenders have agreed to extend a senior secured revolving loan facility to Borrower, in an aggregate amount not to exceed Forty Million and 00/100 Dollars $40,000,000.00, on the terms and conditions set forth herein;

WHEREAS, Borrower has agreed to secure the Obligations hereunder by granting to Administrative Agent, for the benefit of Secured Parties, a first priority (except for Permitted Liens) Lien on all of Borrower’s rights in and to (i) any distributions, withdrawals, dividends, disbursements and any other payments of any type arising from or with respect to Borrower’s direct or indirect ownership interests in certain Portfolio Companies and Other Senior Real Estate Investments (collectively, the “Encumbered Pool”); and (ii) the Collateral Account into which all distributions, withdrawals, dividends, disbursements and any other payments arising from or with respect to Borrower’s ownership of the Encumbered Pool are to be deposited;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

1.1
Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by Administrative Agent.

“Advance Date” has the meaning assigned to such term in Section 2.10.

“Advanced Amount” has the meaning assigned to such term in Section 9.14(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or threatened in writing against Borrower or any property of Borrower that would reasonably be expected to have a Material Adverse Effect.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agency Fee” means the agency fee agreed to by Borrower and Administrative Agent pursuant to the applicable Fee Letter.

“Agent Parties” has the meaning assigned to such term in Section 10.18(c). “Aggregate Amounts Due” has the meaning assigned to such term in Section 3.5. “Agreement” has the meaning assigned to such term in the preamble hereto.

“Anti-Corruption Laws” means any and all Requirements of Law related to anti- bribery or anti-corruption matters, including the United States Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism Laws” means any and all Requirements of Law related to engaging in, financing, or facilitating terrorism or money laundering, including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq.), Executive Order 13224 (effective September 24, 2001) and any enabling legislation, executive order or regulations issued pursuant or relating thereto and each of the laws, regulations, and executive orders administered by OFAC (31 C.F.R., Subtitle B, Chapter V), and any other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

“Appraisal” means an appraisal of the Suites on Paseo Property, contracted by Administrative Agent and paid for by Borrower, prepared by an independent third-party appraiser certified in the state in which the Suites on Paseo Property is located, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and must otherwise be in form and substance reasonably satisfactory to Administrative Agent.

“Approved Fund” means any Person (other than a natural Person or a Competitor of Borrower or Guarantor or any of their Material Subsidiaries) that (a) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (b) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) an entity or an Affiliate of an entity that administers or manages a Lender or an Affiliate of a Lender, or (iv) an Eligible Institution.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment of Leases and Rents” has the meaning set forth in the definition of Loan Documents.

“Assumed Tax Liability” has the meaning assigned to such term in Section 7.4.

“Authorized Officer” means, as applied to any Person, any officer authorized to bind such Person.

“Auto-debit Account” has the meaning set forth in Section 3.4(a), as may be updated by written notice to Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Credit Maximum and (ii) the Borrowing Base minus (b) the aggregate outstanding principal amount of the Loans.

“Availability Period” means the period from and including the Closing Date to but excluding the Commitment Termination Date.

“Available Tenor” has the meaning assigned to such term in Section 3.7(g). “ATAX Vantage Holdings” means ATAX Vantage Holdings LLC.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“BankUnited” has the meaning assigned to such term in the preamble hereto.

“Base Rate” means a fluctuating rate per annum equal to the Prime Rate plus the Interest Rate Spread.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basel Committee” means the Basel Committee on Banking Supervision and any successor or similar authority.

“Basel III” means the global regulatory standards issued on January 13, 2011, by the Basel Committee and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Governmental Authority in connection therewith.

“Benchmark” has the meaning assigned to such term in Section 3.7(g).

“Benchmark Replacement” has the meaning assigned to such term in Section 3.7(g).

“Benchmark Replacement Adjustment” has the meaning assigned to such term in Section 3.7(g).

“Benchmark Replacement Conforming Changes” has the meaning assigned to such term in Section 3.7(g).

“Benchmark Replacement Date” has the meaning assigned to such term in Section 3.7(g).

“Benchmark Replacement Rate Loan” means a Loan that bears interest at a rate based on the Benchmark Replacement.

“Benchmark Transition Event” has the meaning assigned to such term in Section 3.7(g).

“Benchmark Transition Start Date” has the meaning assigned to such term in Section 3.7(g).

“Benchmark Unavailability Period” has the meaning assigned to such term in Section 3.7(g).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning assigned to such term in the preamble hereto, and as of December 5, 2022 shall mean Greystone Housing Impact Investors LP, a Delaware limited partnership, together with its permitted successors and assigns.

“Borrower-Related Lender” has the meaning assigned to such term in Section 10.6(g).

“Borrowing Base” means, at any time, an amount equal to the product of (i) forty percent (40.00%) multiplied by (ii) the aggregate value of the Eligible Encumbered Assets consisting of Equity Partnership Investments and Other Senior Real Estate Investments, including one hundred percent (100.00%) of Borrower’s capital contributions to the Portfolio Companies solely to the extent that (x) as to each Portfolio Company, the ratio of (A) the Portfolio Company Indebtedness to (B) the stabilized value of the real property investment held by the Portfolio Company does not exceed eighty percent (80.00%), and (y) as to the aggregate of Portfolio Companies, the ratio of (A) the Portfolio Company Indebtedness to (B) the stabilized value of the real property investment held by the Portfolio Companies does not exceed sixty-seven percent (67.00%).

“Borrowing Base Certificate” means a certificate executed by an authorized financial or accounting officer of Borrower (or any other Authorized Officer of Borrower reasonably satisfactory to Administrative Agent) in form and substance agreeable to Administrative Agent and delivered by Borrower to Administrative Agent pursuant to the terms of this Agreement substantially in the form of Exhibit G.

“Broker” has the meaning assigned to such term in Section 5.18(a).

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close; provided  ~~that, when used in connection with a LIBOR Rate Loan, the term "Business Day" means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market; provided further~~ that, whenever any payment (including but not limited to the Monthly Payment Due Dates) or other obligation required under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, such payment may be made or shall be debited on the Business Day Adjustment Date, unless such next succeeding Business Day would fall after the applicable Maturity Date, in which event payment shall be made on the immediately preceding Business Day.

“Business Day Adjustment Date” means the next succeeding Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person, as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, membership interests and other equity interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States or the District of Columbia or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary U.S. federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million and 00/100 Dollars ($100,000,000.00); and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than Five Hundred Million and 00/100 Dollars ($500,000,000.00), and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means, at any time, (a) America First Capital Associates Limited Partnership Two, a Delaware limited partnership, ceases to be the sole general partner of Borrower and is not replaced by an Affiliate or other Person reasonably acceptable to the Administrative Agent; (b) a sale of all or substantially all of the consolidated assets of Borrower and its Subsidiaries in one transaction or a series of related transactions (whether by way of merger, stock purchase, asset purchase or otherwise); (c) a merger, consolidation, combination or similar transaction involving Borrower in which Borrower is not the surviving Person; (d) a transaction or series of related transactions, as a result of which the Manager does not (directly or indirectly) control the investment and management decisions of Borrower; or (e) Borrower shall cease to collectively and beneficially own and control at least the same percentage on a fully diluted basis of the economic and voting interests in the Capital Stock of any of its Subsidiaries as Borrower owns on the Closing Date (other than pursuant to a transaction expressly permitted by this Agreement).

“CIP Regulations” has the meaning assigned to such term in Section 9.20.

“Closing Certificate” means a certificate of an Authorized Officer of Borrower substantially in the form of Exhibit F.

“Closing Date” means the date on which all of the requirements set forth in Article 4 shall have been satisfied or waived in accordance with Section 9.11.

“Collateral” means, collectively, all of the personal property in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” means deposit account number 9855336684 at Deposit Bank held in the name of Borrower, and pledged to Administrative Agent as security for the Obligations.

“Collateral Documents” means the Security Agreement, Pledge Agreement, any Control Agreement, the Deed of Trust and Security Agreement with respect to the Suites on Paseo Property made by Mortgagor in favor of Administrative Agent for the benefit of the Lenders (the “Mortgage”), and all other instruments, documents and agreements delivered by Borrower pursuant to this Agreement or any other Loan Document in order to grant or maintain a Lien on any property owned directly or indirectly by Borrower as security for the Obligations.

“Commitment” means the commitment of a Lender to make or otherwise fund one or more Loans and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Schedule 1 or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Commitment Termination Date” means the Initial Maturity Date, as the same may be extended in accordance with Section 2.9 (except that, if such date is not a Business Day, the Commitment Termination Date shall be the Business Day Adjustment Date).

“Communications” has the meaning assigned to such term in Section 10.18(c). “Competitor” means those Persons listed on Schedule 7 and any other Person that

Borrower may identify in writing to the Administrative Agent from time to time which update shall be effective upon Administrative Agent’s written confirmation to the Borrower thereof.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means with respect to any Person, either (a) ownership, directly or indirectly, of more than fifty percent (50.00%) of all equity interests in such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” shall have the correlative meaning to Control.

“Control Agreement” means with respect to the Collateral Account, a deposit account control agreement in form and substance reasonably acceptable to Administrative Agent executed and delivered by Borrower, the Deposit Bank and Administrative Agent.

“Controlled Entity” means Borrower’s Controlled Affiliates.

“Corresponding Tenor” has the meaning assigned to such term in Section 3.7(g).

“Covered Entity” has the meaning assigned to such term in Section 5.22(a).

~~"Daily Simple SOFR" has the meaning assigned to such term in Section 3.7(g).~~

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.7.

“Defaulting Lender” has the meaning assigned to such term in Section 9.14(a).

“Deposit Bank” means BankUnited, N.A., or such other bank or depository selected by Administrative Agent in its discretion.

“Disposition” or “Dispose” means the voluntary or involuntary, by operation of law or otherwise, sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or Division) of any property (including Capital Stock) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Capital Stock issued by any Person that (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise or (b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Capital Stock described in this definition, in each case of clauses (a) and (b), on or prior to the first anniversary of the Maturity Date.

“Dividing Person” has the meaning assigned to such term in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” and the sign “$” mean the lawful money of the United States.

~~"Early Opt-in Election" has the meaning assigned to such term in Section 3.7(g).~~

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b).

“Eligible Encumbered Assets” means at any time, assets directly or indirectly owned by Borrower which the Lenders determine in their reasonable business judgment are eligible as the basis for the extension of Loans. Eligible Encumbered Assets shall be limited as follows:

(a)
Notwithstanding the foregoing, Eligible Encumbered Assets shall include Suites on Paseo Property, provided that, (i) the Suites on Paseo Property shall not exceed thirty- five percent (35.00%) of the Borrower’s total portfolio value and (ii) except for the Suites on Paseo Property, no single asset value shall exceed twenty-five percent (25.00%) of the Borrower’s total portfolio value; and
(b)
Equity Partnership Investments and Other Senior Real Estate Investments, provided that (i) Equity Partnership Investments and Other Senior Real Estate Investments shall comprise not less than eighty-five percent (85.00%) of the Borrower’s total portfolio value and (ii) the Equity Partnership Investments shall comprise no more than seventy-five percent (75.00%) of the Borrower’s total portfolio value.

For the avoidance of doubt, only Eligible Encumbered Assets as described in clause (b) above shall be subject to designation as Eligible Encumbered Assets (or not), in the reasonable business judgment of the Lenders.

“Eligible Institution” means any of (i) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of One Billion and 00/100 Dollars ($1,000,000,000.00) and (y) a combined capital and surplus of at least Two Hundred and Fifty Million and 00/100 Dollars ($250,000,000.00); (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of One Billion and 00/100 Dollars ($1,000,000,000.00) and (y) a combined capital and surplus of at least Two Hundred and Fifty Million and 00/100 Dollars ($250,000,000.00), provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least One Billion and 00/100 Dollars ($1,000,000,000.00); (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower or Guarantor or directly or indirectly an Affiliate of Borrower or

Guarantor) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least One Billion and 00/100 Dollars ($1,000,000,000.00) and (2) a net worth of at least Two Hundred and Fifty Million and 00/100 Dollars ($250,000,000.00); (v) an Approved Fund; or (vi) any Affiliate of BankUnited, any other Person into which, or with which, BankUnited is merged, consolidated or reorganized, or which is otherwise a successor to BankUnited by operation of law, or which acquires all or substantially all of the assets of BankUnited, any other Person which is a successor to the business operations of BankUnited and engages in substantially the same activities, or any Affiliate of any of the foregoing.

“Encumbered Pool” has the meaning assigned to such term in the preamble hereto.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to Borrower or any of its Subsidiaries by any Person with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental matter affecting Borrower, any of its Subsidiaries or any of Borrower’s or such Subsidiaries’ Properties.

“Environmental Indemnity” means that certain Environmental Indemnity, dated as of the date hereof, made by Borrower, Mortgagor and Guarantor, jointly and severally, collectively as indemnitors, in favor of Administrative Agent (for the benefit of the Lenders), as amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

“Environmental Laws” means any and all U.S. federal, state, local, and foreign statutes, Legal Requirements, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of human health (as it relates to exposure to Hazardous Materials) or the environment or the release of any Hazardous Materials into the environment, including those related to air emissions and discharges to wastewater treatment systems.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law, or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Report” has the meaning set forth in the Environmental Indemnity.

“Equity Holder” means a Person who holds an economic interest (whether as a limited partner, general partner or assignee) in Borrower.

“Equity Partnership Investments” means, at any time, with respect to any Portfolio Company, any Investment by Borrower (directly or indirectly) in any such Portfolio Company, or any evidence of Indebtedness or other security issued by such Portfolio Company and held (directly or indirectly) by Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Internal Revenue Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with Borrower under Section 414(b), 414(c), 414(m) or 414(o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (b) any failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Internal Revenue Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Internal Revenue Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Internal Revenue Code or Section 303 of ERISA with respect to any Pension Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Pension Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (d) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) any incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan, or the receipt by Borrower or any of its ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (f) any receipt by Borrower or any of its ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA with respect to a Pension Plan; or (h) any filing of a notice of intent to terminate any Pension Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, or the termination of any Pension Plan under Section 4041(c) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 9.21(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 9.21(b).

“Estimated Accrued Interest” has the meaning assigned to such term in Section 3.1.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934 and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Administrative Agent or any Lender or required to be withheld or deducted from a payment to Administrative Agent or any Lender, (a) Taxes (i) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Administrative Agent’s or such Lender’s failure to comply with Section 3.10(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extension Fee” means the amount that is equal to twenty-five one-hundredths of one percent (0.25%) of aggregate amount of the Commitments (whether or not utilized) in effect on the effective date of each extension of the Initial Maturity Date or the extended Maturity Date, as applicable. Once paid, the Extension Fee shall be non-refundable.

“Extension Term” has the meaning assigned to such term in Section 2.9.

“Facility” means the Commitments and all Loans made to Borrower subject to the terms and conditions of Section 2 of this Agreement (reduced or increased in accordance with the provisions of Section 2.1, or any other applicable provision of this Agreement).

“Fair Market Value” means, as of any date of determination, with respect to any asset or property, the most recent fair market value of such asset or property as determined in good faith by Borrower in accordance with the Valuation Policy; provided that the Fair Market Value of any asset or property shall be adjusted in the event of any valuation conducted in accordance with Section 6.10.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/32 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, provided that if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day shall be applicable, as determined by Administrative Agent, or such other commercial bank as selected by Administrative Agent.

“Federal Reserve Bank” means a regional bank of the Federal Reserve System of the United States.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means each letter agreement, dated the date hereof, among (i) Borrower, on the one hand, and any of (ii) Administrative Agent, the Sole Lead Arranger, or any Lender, on the other hand, in each case, with respect to certain fees payable by Borrower in connection with the Loans, as the same may be modified or amended from time to time.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower ending on December 31 of each calendar year.

“Fitch” means Fitch, Inc., a division of Fitch Ratings Ltd., or any successor thereto.

“Floor” has the meaning assigned to such term in Section 3.7(g).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funding Date” has the meaning assigned to such term in Section 2.2(b).

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of the applicable financial report.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall equal the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any guarantor of all or any part of the Obligations, including without limitation Greystone Select  ~~Holdings LLC~~Incorporated under the terms and conditions of that certain Amended and Restated Guaranty, dated ~~even date herewith~~as of November 30, 2021, made by Greystone Select Incorporated in favor of Administrative Agent (for the benefit of the Lenders), as amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time. Unless otherwise specified herein or the context requires otherwise, “Guarantor” shall mean and refer to Greystone Select ~~Holdings LLC~~Incorporated.

“Guaranty” means that certain Guaranty, dated as of the date hereof, made by ~~Guarantor~~Greystone Select Holdings LLC in favor of Administrative Agent (for the benefit of the Lenders), as amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, and that certain Amended and Restated Guaranty, dated as of November 30, 2021, made by Greystone Select Incorporated in favor of Administrative Agent (for the benefit of the Lenders), as amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedging Obligations” of any Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness”, as applied to any Person, means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade payables which are not overdue by more than 90 days), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all obligations in respect of Capital Leases of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, banker’s acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on any property or asset owned or held by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (j) all Off-Balance Sheet Liabilities and (k) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.2(b).

“Information” has the meaning assigned to such term in Section 10.17.

“Initial Maturity Date” means  ~~June~~July 12, 2023.

“Insurance/Condemnation Event” means any event or occurrence (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) resulting in the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking.

“Interest Period” means (a) with respect to any  ~~LIBOR~~Term SOFR Rate Loan, (i) initially, the period beginning on (and including) the date ~~hereof~~of the initial funding of such Loan and ending on (but excluding) the first Monthly Payment Due Date, and (ii) thereafter, the period beginning on (and including) the last day of the previous Interest Period and ending on (but excluding) the day one (1) month following the previous Interest Period; provided that if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day or (b) with respect to any Benchmark Replacement Rate Loan, (i) the period beginning on (and including) the Benchmark Transition Start Date and ending on (but excluding) the next Monthly Payment Due Date and (ii) thereafter, the period beginning on (and including) the last day of the previous Interest Period and ending on (but excluding) the day one (1) month following the previous Interest Period; provided that if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day. Notwithstanding the foregoing, any Interest Period scheduled to end after the Maturity Date shall end on the Maturity Date.

“Interest Rate” means the interest rate then in effect with respect to the ~~Loan(s)~~Loan, whether that be the ~~LIBOR Rate,~~ Term SOFR Rate (subject to implementation of a Benchmark Replacement in accordance with Section 3.7), or the Base Rate, ~~or the Benchmark Replacement,~~ as applicable.

“Interest Rate Spread” means, at any time, (a) with respect to a ~~LIBOR~~Term SOFR Rate Loan or Benchmark Replacement Rate Loan, ~~three and twenty-five one-hundredths of one percent (~~3.25% (325 basis points) per annum; and (b) with respect to a Base Rate Loan, ~~two and twenty-five one-hundredths of one percent (~~2.25% (225 basis points) per annum, provided that for any Benchmark Replacement Rate Loan, the Interest Rate Spread may be subject to adjustment in accordance with the requirements for determining the Benchmark Replacement in Section 3.7.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Investment” means (a) any direct or indirect purchase or other acquisition by any Person of, or of a beneficial interest in, any of the Capital Stock, Securities or evidence of Indebtedness of any other Person; (b) any direct or indirect loan, advance, investment or capital contributions by any Person to any other Person, including all indebtedness and accounts receivable from that other Person; (c) any Guarantee by any Person of any obligations of another Person; and (d) any direct or indirect acquisition by any Person.

“IRS” means the United States Internal Revenue Service.

“ISDA” means International Swaps and Derivatives Association, Inc.

~~"ISDA Definitions" has the meaning assigned to such term in Section 3.7(g).~~

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Late Payment Charge” means an amount equal to five percent (5.00%) of the unpaid amount.

“Legal Requirements” means, statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, any Loan Document or all or part of the Collateral or the ownership, use, or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Collateral.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption Agreement.

“Lender Funding Amount” means a Loan, an unreimbursed Protective Advance or any other amount that a Lender is required to fund under this Agreement.

~~"LIBOR" means with respect to any Interest Period, the rate for deposits in U.S. Dollars for a period of one (1) month, which appears on the Bloomberg Screen LIBOR01 Page as of 11:00 a.m., London, England, time, on the Business Day that is at least two (2) London Banking Days preceding the Reset Date for such Interest Period. If, prior to implementation of the Benchmark Replacement, such rate does not appear on the Bloomberg Screen LIBOR01 Page, then LIBOR for that Interest Period will be determined by the Administrative Agent from another recognized source or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page; provided, that if at any time LIBOR, as determined hereby, would be less than the LIBOR Floor, it shall be deemed to be the LIBOR Floor for purposes of this Agreement.~~

~~"LIBOR Floor" means twenty-five one-hundredths of one percent (0.25%).~~

~~"LIBOR Rate" means, subject to implementation of a Benchmark Replacement in accordance with Section 3.7, a floating rate per annum equal to the Interest Rate Spread plus LIBOR for such Interest Period.~~

~~"LIBOR Rate Loan" means a Loan that bears interest at a rate based on the "LIBOR Rate."~~

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquid Assets” means assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank, acceptable to Administrative Agent, having net assets of not less than Five Hundred Million and 00/100 Dollars ($500,000,000.00), marketable securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market (including any unencumbered stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness commonly known as "securities", secured or unsecured, convertible, subordinated or otherwise, and in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing which can readily be bought and sold on any nationally recognized securities exchange and would properly be classified as "marketable securities" on the personal financial statement of Borrower or Guarantor, as applicable; provided, however, in no event shall investments or ownership interests in hedge funds be deemed to be included as a marketable security for the purposes of this Agreement) which are: (a) owned by Borrower or Guarantor alone (and not jointly with any other Person, unless such other Person is a party included in the definition of "Borrower" or "Guarantor" hereunder, in a non-margin account identified as being owned by Borrower or Guarantor alone or an entity wholly owned by Borrower or

Guarantor, as applicable, and (b) free and clear of any lien, security interest, assignment, right of setoff, or other encumbrance of any kind (including, without limitation, any such lien or claim on any amount posted as collateral or margin under the ISDA agreement associated with a Hedging Obligation).

“Loan” means the loans and advances made from time to time to Borrower by Administrative Agent, on behalf of the Lenders, on a Funding Date pursuant to Article 2 (each a “Loan” and collectively, the “Loans”).

“Loan Documents” means, collectively, this Agreement, the Note(s) (if any), the Collateral Documents, each Fee Letter, the Guaranty, the Assignment of Leases and Rents from Mortgagor to Administrative Agent for the benefit of the Lenders (the “Assignment of Leases and Rents”), the Environmental Indemnity, each Assignment and Assumption Agreement and all other documents, instruments or agreements executed and delivered by or on behalf of Borrower, Guarantor or Mortgagor in connection with this Agreement or any other Loan Document.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Loan Notice” means a notice substantially in the form of Exhibit A, that is appropriately completed by Borrower.

“Manager” means Greystone AF Manager LLC, a Delaware limited liability company.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Federal Reserve Board as in effect from time to time.

“Master Agreement” has the meaning assigned to such term in the definition of “Hedging Transaction”.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or financial condition, as the case may be, of Borrower and Mortgagor, taken as a whole, or Guarantor, as applicable; (b) the ability of Borrower and Mortgagor, taken as a whole, or Guarantor, as applicable, to fully and timely perform its Obligations; (c) the legality, validity, binding effect, or enforceability against Borrower, Guarantor or Mortgagor, as applicable, of any Loan Document; or (d) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender under any Loan Document.

“Material Contract” means any contract or other arrangement to which Borrower is a party (other than the Loan Documents) pertaining to the Encumbered Pool or any Collateral for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect, including for the avoidance of doubt, the Organizational Documents of the Portfolio Companies (and any intermediate holding companies through which Borrower owns the relevant Portfolio Companies).

“Material Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity that (a) meets the criteria set forth in the first sentence of the definition of the term “Subsidiary” and (b) has net assets in excess of Ten Million Dollars ($10,000,000.00) as determined in accordance with GAAP.

“Maturity Date” means the earlier of (a) the Initial Maturity Date, as the same may be extended in accordance with Section 2.9, and (b) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Measurement Date” has the meaning assigned to such term in Section 7.15(a).

“Minimum Consolidated Liquidity” means, as of any date of determination, the amount of Liquid Assets of Borrower or Guarantor, as applicable, and its respective Subsidiaries.

“Minimum Consolidated Tangible Net Worth” means, as of any date of determination, an amount equal to the Tangible Net Worth of Borrower or Guarantor, as applicable, and its respective Subsidiaries.

“Monthly Payment Due Date” means (a) the fifth (5th) day of each calendar month. occurring after the Closing Date and (b) the Maturity Date; provided that for any Monthly Payment Due Date that occurs on a day other than a Business Day, such Monthly Payment Due Date shall be deemed to be the Business Day Adjustment Date.

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereto.

“Mortgage” has the meaning set forth in the definition of Collateral Documents.

“Mortgagor” means Lindo Paseo LLC, owner of the Suites on Paseo Property.

Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NCREIF RS” means the National Council of Real Estate Investment Fiduciaries Reporting Standards.

“Net Cash Proceeds” means, with respect to any (a) Disposition or Insurance/Condemnation Event, an amount equal to: (i) cash payments received by Borrower or any of its Subsidiaries from such Disposition (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a milestone payment, as applicable), but only as and when so received) or Insurance/Condemnation Event, minus (ii) any bona fide costs incurred in connection with such Disposition or Insurance/Condemnation Event (to the extent incurred in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof or any sale of assets referred to in clause (ii) of the definition of Insurance/Condemnation Event), including (A) income or gains taxes payable by Borrower or any of such Subsidiaries as a result of any gain recognized in connection with such Disposition or Insurance/Condemnation Event during the tax period the sale occurs, (B) a reasonable reserve for delayed expenses or invoices and any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition undertaken by Borrower or any of such Subsidiaries in connection with such Disposition; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds and (C) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Disposition or

Insurance/Condemnation Event and (b) issuance of Indebtedness or Capital Stock, or a cash contribution in respect of Capital Stock, an amount equal to: (i) cash proceeds received by or for the account of Borrower or any of its Subsidiaries of such issuance or contribution, as applicable, minus (ii) underwriting discounts and commissions and other documented costs and expenses associated therewith, including documented legal fees and expenses, in each case, solely to the extent such discounts, commissions, costs, fees and expenses are paid to non-Affiliates.

“Net Mark-to-Market Exposure” of any Person means, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” means the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date). For purposes of clarification, the calculation of Net Mark-to-Market Exposure shall include any amount posted as collateral or margin under the ISDA agreement associated with the Hedging Obligation as of the date of determination.

“Non-Pro Rata Advance” means a Protective Advance or a disbursement under the Loans with respect to which fewer than all Lenders have funded their respective Proportionate Shares in breach of their obligations under this Agreement.

“Note” means a promissory note substantially in the form of Exhibit B, made by Borrower to the respective order of any Lender in the principal amount equal to such Lender’s Loan.

“Obligations” means all obligations of every nature of Borrower and/or Mortgagor, as applicable, from time to time owed to Administrative Agent and the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower or Mortgagor, as applicable, would have accrued on any Obligation, whether or not a claim is allowed against Borrower or Mortgagor, as applicable, for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“OECD” has the meaning assigned to such term in the definition of “Eligible Institution.”

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligations or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Senior Real Estate Investments” means, at any time, with respect to Mortgagor, any Investment by Borrower (directly or indirectly) in Mortgagor, or any evidence of Indebtedness or other security issued by Mortgagor and held (directly or indirectly) by Borrower.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12).

“Overadvance” shall mean, at any time, the amount by which (a) the principal amount of all outstanding Loans at such time exceeds (b) the Availability at such time.

“Participant” has the meaning assigned to such term in Section 10.6(c). “Participant Register” has the meaning assigned to such term in Section 10.6(c).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended from time to time, and corresponding provisions of future laws related thereto.

“Payor” has the meaning assigned to such term in Section 2.10.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee benefit plan” as defined in Section 3 of

ERISA (other than a Multiemployer Plan) maintained or contributed to by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate has or may have an obligation to contribute and that is subject to Title IV of ERISA anytime during the five-year period immediately following the latest date on which Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in Section 3.7(g).

“Permitted Liens” means, collectively, the following:

(a)
Liens in favor of Administrative Agent for the benefit of Secured Parties granted pursuant to any Loan Document;
(b)
Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(c)
Liens arising by virtue of statutory or common-law provision relating to bankers’ liens, rights of set-off or similar rights;
(d)
Liens granted with respect to any Portfolio Company Indebtedness and Investments existing from time to time; provided that any such Liens shall encumber only the assets financed by such Portfolio Company Indebtedness or improvements thereto as contemplated by the terms of such Portfolio Company Indebtedness, or such Investments, as applicable;
(e)
Subject to Section 6.3, Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and so long as adequate reserves or other appropriate provision have been made therefor to the extent required in accordance with GAAP;
(f)
Liens securing Indebtedness permitted under Section 7.1(b);
(g)
[Reserved];
(h)
any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by Borrower or its Subsidiaries as lessee or licensee in the ordinary course of business;
(i)
Liens of mechanics, repairmen, materialmen, warehousemen, carriers, suppliers, landlords or other like Liens that are incurred in the ordinary course of business and either (i) secure obligations that are not overdue by more than thirty (30) days or (ii) that are being contested in good faith and by appropriate actions, if adequate reserves in respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(j)
encumbrances consisting of zoning restrictions, easements, right-of-way or other encumbrances, title defects and restrictions on the use of real property that in the aggregate are not substantial in amount and none of which materially impairs the use of such property or the value thereof, none of which is violated in any material respect by existing or proposed structures or land use and which do not interfere with the ordinary conduct of the business of the applicable Person;
(k)
leases granted by a Portfolio Company to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of its business;
(l)
Liens resulting from judgments or orders not constituting an Event of Default under Section 8.1(i); and
(m)
Other Liens securing obligations in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies,

Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means (a) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (b) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code.

“Platform” has the meaning assigned to such term in Section 10.18(a).

“Pledge Agreement” means the Pledge and Security Agreement, dated as of even date herewith, between Borrower and Administrative Agent made with respect to Borrower’s interest in Mortgagor, in form and substance reasonably acceptable to Administrative Agent

“Portfolio Company” means each entity listed as a Portfolio Company in which the Borrower is not the managing member and which is not consolidated with Borrower’s financial statements. The Portfolio Companies as of the Closing Date are set forth on Schedule 4, as updated from time to time in accordance with Section 6.10.

“Portfolio Company Indebtedness” means Indebtedness incurred by a Portfolio Company for the purpose of acquiring, owning, managing or improving upon real estate assets owned by such Portfolio Company.

“Post-Foreclosure Plan” has the meaning assigned to such term in Section 9.3(e).

“Prime Rate” means the rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, the last published rate. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to commercial banks as is determined by Lender in its reasonable discretion. Any change in such prime rate shall take effect on the date of any change as published in The Wall Street Journal. Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by Borrower, or secures any investment of Borrower.

“Proportionate Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (i) the Loan Exposure of that Lender, by (ii) the aggregate Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Proportionate Share” means, the percentage set forth opposite set forth such Lender’s name on Schedule 1 attached hereto or in the Assignment and Assumption Agreement (in accordance with the terms of this Agreement) pursuant to which such Lender became a party hereto, in any case, as such percentage may be modified in the most recent Assignment and Assumption Agreement (in accordance with the terms of this Agreement) to which such Lender is a party. The aggregate Proportionate Shares of all Lenders shall equal one hundred percent (100.00%).

“Protective Advances” has the meaning assigned to such term in Section 9.3(b).

“Public Lender” has the meaning assigned to such term in Section 10.18(b).

“Qualified Special Servicer” has the meaning assigned to such term in Section 9.6(c).

“Rating Agency” means each of S&P, Moody’s, and Fitch, or any other nationally-recognized statistical rating organization.

“Reference Time” has the meaning assigned to such term in Section 3.7(g).

“Register” has the meaning assigned to such term in Section 10.6(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates, successors, assigns, and the partners, members, managers, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge or dispersal of Hazardous Materials into the environment, other than pursuant to a Governmental Authorization or in compliance with Environmental Law.

“Relevant Governmental Body” has the meaning assigned to such term in Section 3.7(g).

“Required Lenders” means one or more Lenders having or holding more than sixty-six and two-thirds of one percent (66 2/3%) of the sum of the aggregate Loan Exposure of all Lenders; provided that in determining such percentage at any given time, the Loans held by and Commitments made by all then-existing Defaulting Lenders will be disregarded and excluded, and the pro rata interests in the Loans and Commitments shall be redetermined, for voting or approval purposes only, to exclude the pro rata interests in the Loans and Commitments of such Defaulting Lenders, provided further, if there are only two (2) Lenders, Required Lenders shall mean all Lenders that are not Defaulting Lenders and if there are only three (3) Lenders, Required Lenders shall mean at least two (2) Lenders (unless there is only one (1) Lender that is not a Defaulting Lender, in which case it may be one (1) Lender) holding at least sixty-six and two-thirds of one percent (66 2/3%) of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least sixty-six and two-thirds of one percent (66 2/3%) of the Commitments, provided that in determining such percentage at any given time, the Loans held by and Commitments made by all then-existing Defaulting Lenders will be disregarded and excluded, and the pro rata interests in the Loans and Commitments shall be redetermined, for voting or approval purposes only, to exclude the pro rata interests in the Loans and Commitments of such Defaulting Lenders.

“Required Payment” has the meaning assigned to such term in Section 2.10.

“Requirements of Law” means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reset Date” means the first day of each Interest Period.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, Securities or other property), direct or indirect, on account of any shares of any class of Capital Stock of any Person now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment (whether in cash, Securities or other property), purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person now or hereafter outstanding; (c) any payment (whether in cash, Securities or other property) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person now or hereafter outstanding; (d) management or similar fees payable to any Affiliate of Borrower; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness.

“Revolving Credit Maximum” means Forty Million and 00/100 Dollars ($40,000,000.00).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled, directly or indirectly, by any such Person described in clause (a) or (b) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, U.S. Department of State, or U.S. Department of Commerce, (b) the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom, or (c) any other relevant sanctions authority.

“Secured Parties” means, collectively, Administrative Agent and the Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” means the Pledge and Security Agreement, dated as of even date herewith, between Borrower and Administrative Agent made with respect to the Collateral Account and Borrower’s interest in ATAX Vantage Holdings, in form and substance reasonably acceptable to Administrative Agent, as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“SEMS” means the Superfund Enterprise Management System maintained by the United States Environmental Protection Agency.

“Senior Loans” has the meaning assigned to such term in Section 9.14(h).

“Servicing Fees” has the meaning assigned to such term in Section 9.6(a).

“SOFR” has the meaning assigned to such term in Section 3.7(g).

“SOFR Administrator” has the meaning assigned to such term in Section 3.7(g).

“SOFR Administrator’s Website” has the meaning assigned to such term in Section 3.7(g).

“SOFR Based Loan” has the meaning assigned to such term in Section 3.7(g)

“Sole Lead Arranger” has the meaning assigned to such term in the preamble hereto.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent liabilities and other commitments as they mature or as they otherwise are due and payable in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (e) such Person does not have unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

“Special Advance Lender” has the meaning assigned to such term in Section 9.14(c).

“Special Servicing Event” has the meaning assigned to such term in Section 9.6(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50.00%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. The parties hereto acknowledge and agree that for purposes of this Agreement and all other Loan Documents, (i) ATAX Vantage Holdings and Lindo Paseo LLC shall be considered to be the sole Subsidiaries of Borrower, except for purposes of (w) the financial statements required to be delivered by Borrower pursuant to Section 6.1(a) and (b) of this Agreement, (x) calculating the Minimum Consolidated Liquidity and the Minimum Consolidated Tangible Net Worth financial covenants set forth in Section 7.15 of this Agreement and (y) Sections 8.1(f) and 8.1(g) of this Agreement and (ii) no Portfolio Company shall be considered a Subsidiary of Borrower.

“Suites on Paseo Property” means that certain multi-family property owned by Lindo Paseo LLC, a Delaware limited liability company, with an address of 5565, 5595 and 5625 Lindo Paseo, San Diego, CA 92115 and encumbered by the Mortgage.

“Synthetic Lease” means a lease transaction under which parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to FASB ASC 840 and (b) all rental and purchase price payment obligations of such Person under such synthetic leases assuming such Person exercises the option to purchase the lease property at the end of the term.

“Synthetic Lease Obligations” means, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication and (b) all rental and purchase price payment obligations of such Person under such Capital Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Tangible Net Worth” means, with respect to any Person on the relevant date of determination, an amount equal to the sum of the value of such Person’s total assets (without deduction for accumulated depreciation) less (1) the value of all intangible assets of such Person and (2) all liabilities (including contingent and indirect liabilities) of such Person, all as determined in accordance with GAAP (unless otherwise indicated herein). For purposes of this definition, the term “intangible assets” shall include, without limitation, (i) deferred charges and

(ii) the aggregate of all amounts appearing on the assets side of such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses, straight-line rent accruals and other like intangibles but excluding all amounts for real property acquisitions that have been allocated to lease intangibles. For purposes of this definition, the term “liabilities” shall include, without limitation, (i) Indebtedness, (ii) deferred liabilities and (iii) obligations in respect of Capital Leases, but shall exclude all amounts for real property acquisition costs which have been allocated to lease intangibles. Tangible Net Worth shall be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated herein).

“Taxable Holders” has the meaning assigned to such term in Section 7.4. “Taxes” means all present or future taxes, levies, imposts, duties, deductions,

withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means the entire term of this Agreement, which shall expire upon the repayment in full of the Obligations (other than contingent indemnification obligations and other contingent obligations not yet accrued and payable) and the termination of the Commitments.

“Term SOFR” has the meaning assigned to such term in Section 3.7(g).

“Term SOFR Administrator” has the meaning assigned to such term in Section 3.7(g).

“Term SOFR Rate” has the meaning assigned to such term in Section 3.7(g).

“Title Insurance Policy” means the CLTA mortgagee title insurance policy in the form acceptable to Administrative Agent issued with respect to the Suites on Paseo Property and insuring the Lien of the Mortgage.

“Total Valuation” means, on any date of determination, the result of (a) the aggregate Fair Market Value of the Equity Partnership Investments of the Portfolio Companies, calculated in accordance with the Valuation Policies in effect on the Closing Date, minus (b) all Indebtedness and other liabilities reflected on the balance sheet of Borrower as of such date. The Total Valuation is (x) as of the Closing Date, as set forth on Schedule 2 and (y) thereafter, as set forth in the most recent Valuation Report.

“Transfer” means any sale, conveyance, transfer, lease, lien, pledge, mortgage, security interest, assignment or other hypothecation, encumbrance or alienation, or the entry into any agreement to sell, convey, transfer, lease, lien, pledge, mortgage, assign, hypothecate, encumber or alienate, whether by law or otherwise, of, on, in or affecting (i) all or part of the Collateral (including any legal or beneficial direct or indirect interest therein), or (ii) any direct or indirect legal or beneficial interest in Borrower (including any profit interest).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” has the meaning assigned to such term in Section 3.7(g).

“Unfunded Pension Liability” of any Pension Plan means the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Pension Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” mean the United States of America.

“Unpaid Amount” has the meaning assigned to such term in Section 9.14(d).

“Unused Line Fee” has the meaning assigned to such term in Section 2.8(c).

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” has the meaning assigned to such term in Section 3.7(g).

“U.S. Person” means any Person that is defined as a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(f)(ii)(B).

~~"USD LIBOR" has the meaning assigned to such term in Section 3.7(g).~~

“Valuation Policy” means Borrower’s internally-set valuation policy for Portfolio Companies, disclosed to Borrower’s limited partners and Administrative Agent prior to the Closing Date and attached hereto as Schedule 6, which shall be consistent with GAAP, as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with Section 7.11.

“Valuation Report” means the report reflecting the Total Valuation delivered to Administrative Agent pursuant to Section 6.1(a)(ii), which shall be in form and substance consistent with the calculation of the Total Valuation disclosed to Administrative Agent prior to the Closing Date and delivered to the applicable limited partners of Borrower from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means Borrower and Administrative Agent.

1.2
Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 6.1(a) and 6.1(b) shall be prepared in accordance with GAAP, applied on a consistent basis, as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(d), if applicable). To the extent there are any changes in GAAP from the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower or Administrative Agent shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect immediately prior to such change therein.
1.3
Rates. Neither the Administrative Agent nor the Lenders warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ~~the~~Base Rate, the Term SOFR Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition ~~of "LIBOR Rate" or with respect to any comparable or~~thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including~~, without limitation,~~ whether the composition or characteristics of any such alternative, successor or replacement ~~reference~~ rate~~, as it may or may not be adjusted pursuant to Section 3.7,~~ (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, ~~the LIBOR Rate~~ or have the same volume or liquidity as ~~did the London interbank offered rate~~, Base Rate, the Term SOFR Rate, or Term SOFR or any other Benchmark prior to its discontinuance or unavailability., or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Rate, or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Rate, or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.4
Interpretation, Etc. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, and whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(b)
References herein to any Article, Section, Schedule or Exhibit shall be to an Article, Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.
(c)
The words “include”, “includes”, “including” and words of similar import shall be deemed to be followed by the phrase “without limitation”.
(d)
The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(e)
In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(f)
To the fullest extent permitted by law and notwithstanding any other provision in this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other Person or (ii) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other different standard.

(g)
A Default is “continuing” or “exists” if it has not been remedied or waived and an Event of Default is “continuing” or “exists” if it has not been remedied or waived.
(h)
Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(i)
Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein (including the Loan Documents) shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document, (ii) any reference herein to any Person shall be construed to include such Person’s heirs, legal representatives, executors, successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, and (vii) accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(j)
Unless otherwise specified in the Loan Documents, time references are to time in New York, New York.

ARTICLE 2.

LOANS

2.1
Loans. Subject to the terms and conditions hereof, each Lender set forth on Schedule 1 severally agrees to make loans and advances to Borrower on a revolving basis on any Business Day during the Availability Period in an amount equal to such Lender’s Commitment, provided that (i) the total amount of all of the Commitments for Loans in the aggregate shall be equal to the Revolving Credit Maximum, (ii) the aggregate outstanding amount of all advances made hereunder shall not, at any time, exceed the Borrowing Base, and (iii) the request for advance shall be in an amount of no less than Five Hundred Thousand and 00/100 Dollars ($500,000.00). Administrative Agent and Lenders will not make a Loan to Borrower (i) if a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Loan or the date of the funding thereof, (ii) if the amount of such Loan, when added to the principal amount of the Loans outstanding, would exceed the Revolving Credit Maximum, or

(iii) to the extent the amount of such Loan, when added to the principal amount of the Loans outstanding, would exceed the Borrowing Base on the date of the request therefor or the funding thereof. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans.

2.2
Borrowing Mechanics.
(a)
The Borrowing Base shall be determined by Administrative Agent based on the most recent Borrowing Base Certificate delivered to Administrative Agent in accordance with this Agreement and such other information as may be available to Administrative Agent. Without limiting any other rights and remedies of Administrative Agent hereunder or under the other Loan Documents, the Loans shall be subject to Administrative Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Administrative Agent’s reasonable business judgment such reserves are necessary. Administrative Agent, in its reasonable discretion, may adjust the Borrowing Base from time to time, in a manner consistent with Administrative Agent’s reasonable business judgment, underwriting practices and procedures.
(b)
No more frequently than twice per calendar month, Borrower shall deliver to Administrative Agent a fully executed Loan Notice no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing (“Funding Date”) (or such shorter period as Administrative Agent may agree in its sole discretion). Each such Loan Notice shall be effective upon receipt by Administrative Agent and shall be irrevocable. Promptly upon receipt by Administrative Agent of the Loan Notice, Administrative Agent shall notify each Lender of the proposed borrowing to be made on a Funding Date. Unless otherwise approved by the Administrative Agent in advance in writing, the proceeds of all Loans shall be funded to the Collateral Account.
(c)
Each Lender shall make its Loans available to Administrative Agent not later than 10:00 a.m. on a Funding Date, by wire transfer of same day funds in Dollars, to the account designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein and receipt of the applicable funds requested in the Loan Notice, Administrative Agent shall make the proceeds of the Loans available to Borrower on a Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of such Loans received by Administrative Agent from the Lenders to be wired to the account of Borrower as may be designated in writing to Administrative Agent by Borrower.

(d)
Subject to Section 3.7, (i) each Loan shall be a  ~~LIBOR Rate~~SOFR Based Loan with the Interest Period specified herein and (ii) following the initial Interest Period hereunder, such ~~LIBOR Rate~~SOFR Based Loan shall automatically continue into a new Interest Period until the Maturity Date. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Administrative Agent, at the request of Required Lenders, so notifies Borrower, then, so long as such Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a ~~LIBOR Rate~~SOFR Based Loan and

(ii) unless repaid, each ~~LIBOR Rate~~SOFR Based Loan shall automatically be converted to a Base Rate Loan at the end of the Interest Period therefor.

(e)
Subject to Section 3.1 and Section 3.2, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.
(f)
Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date.
2.3
Proportionate Shares; Availability of Funds.
(a)
Proportionate Shares. All Loans shall be made by the Lenders proportionately to their respective Proportionate Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
(b)
Availability of Funds. Unless Administrative Agent shall have been notified in writing by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall promptly pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Funding Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for such Loans. Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

2.4
Use of Proceeds.
(a)
Loans. The proceeds of the Loans made on a Funding Date shall be applied by Borrower (i) to pay the costs and expenses incurred in connection with the transactions contemplated by the Loan Documents, (ii) to fund Borrower’s general working capital and liquidity requirements, and (iii) for any other purposes permitted under Borrower’s Organizational Documents, including real estate equity and debt Investments, mortgage revenue bonds, and debt repayment, each solely if and to the extent permitted under the Borrower’s Organizational Documents.
(b)
Margin Regulations. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Federal Reserve Board or any other regulation thereof or to violate the Exchange Act.
2.5
Evidence of Debt; Register; Lenders’ Books and Records; Note.
(a)
Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Borrower to such Lender, including the amounts of the Loan made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; and provided further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)
Note. If so requested by any Lender by written notice to Borrower at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender, on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note to evidence the Lender’s Loan.
2.6
Interest.
(a)
Interest Rate. Except as otherwise set forth herein, (i) each  ~~LIBOR Rate~~SOFR Based Loan shall bear interest on the unpaid principal amount thereof for each Interest Period at a rate per annum equal to the ~~LIBOR~~Term SOFR Rate for such Interest Period ~~plus the Interest Rate Spread~~ , and (ii) each Base Rate Loan shall bear interest on the unpaid principal amount thereof from the applicable date of conversion into a Base Rate Loan at a rate per annum equal to the Base Rate ~~plus the Interest Rate Spread~~.
(b)
Interest Payments. Interest payable on the Loans shall be payable in arrears (i) on each Monthly Payment Due Date; and (ii) upon any prepayment of the Loans, whether voluntary or mandatory, to the extent accrued on the amount being prepaid.
(c)
Computation. All interest hereunder shall be computed on the basis of actual/360 (computed on the basis of a three hundred sixty (360) day year and the actual number of calendar days during the applicable month, calculated by multiplying the unpaid principal amount of the Loan by the Interest Rate, dividing the product by three hundred sixty (360), and multiplying the quotient obtained by the actual number of days elapsed in the applicable month); provided that interest with respect to Base Rate Loans incurring interest based on the Prime Rate shall be calculated on the basis of a 365/366-day year.

(d)
Break Funding Costs. In the event of (i) the payment of any principal of the ~~LIBOR Rate Loans~~a SOFR Based Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (ii) the conversion of any ~~LIBOR Rate~~SOFR Based Loan other than on the last day of an Interest Period therefor, or (iii) the failure to borrow, convert, continue or prepay the Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall pay Administrative Agent (for the benefit of the Lenders) to compensate for the loss (other than loss of margin or spread), cost and expense attributable to such event. ~~In the case of a LIBOR Rate Loan, such loss, cost or expense to the Lenders~~ shall equal the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period ~~therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been~~ the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Administrative Agent would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks ~~in the London interbank market.~~ A certificate of Administrative Agent setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.
2.7
Default Interest. Following the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable Legal Requirements, any interest payments on the Loans and any fees or other amounts owed hereunder, shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (a) five percent (5.00%) and (b) the highest amount permitted by applicable Legal Requirements.
2.8
Fees.
(a)
Borrower agrees to pay to Administrative Agent, Sole Lead Arranger, and each Lender, as applicable, the fees set forth in each Fee Letter.
(b)
The fees referred to in Section 2.8(a) shall be paid to Administrative Agent as set forth in Section 3.4(a) and upon receipt, Administrative Agent shall promptly distribute to each Lender its Proportionate Share (if any) thereof.
(c)
Starting on July 5, 2021, and on the fifth day of the first month of each Fiscal Quarter thereafter, Borrowers agree to pay to Administrative Agent, for the ratable benefit of the Lenders, an unused line fee (the “Unused Line Fee”) payable in arrears for the preceding Fiscal Quarter in an amount equal to the product obtained by multiplying (a) (i) the amount of the Revolving Credit Maximum minus the average daily principal balance of Loans outstanding during such Fiscal Quarter times (b) (i) twenty one hundredths of one percent (0.20%) per annum if the calculation in the preceding clause (a) results in an amount of more than fifty percent (50.00%) of the Revolving Credit Maximum, or (ii) twenty-five one hundredths of one percent (0.25%) per annum if the calculation in the preceding clause (a) results in an amount of fifty percent (50.00%) or less of the Revolving Credit Maximum.
(d)
Borrower agrees to pay to Administrative Agent, for its own account, Administrative Agent’s standard charges for each wire transfer made by Administrative Agent to or for the benefit of Borrower, provided that such standard charges may be increased by Administrative

Agent from time to time. Such charges shall be due and payable in accordance with Administrative Agent’s standard practices, as in effect from time to time.
(e)
Unless expressly waived by the Lenders in writing, if any principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due, Borrower shall pay to Administrative Agent for the account of the Lenders the Late Payment Charge, in order to defray the expense incurred by Lenders in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents. Borrower acknowledges that the Late Payment Charge provided for herein reflects, among other things, the fact that the Loan has become a substantially greater credit risk given its default status and that Administrative Agent and each Lender is entitled to additional compensation for such risk and all such interest is payable by Borrower upon demand by Administrative Agent. Borrower also agrees and acknowledges that the Default Rate is a reasonable forecast of such additional compensation for anticipated and actual harm incurred by Administrative Agent and the Lenders, and that such harm cannot be estimated with certainty or without difficulty.
2.9
Extension Options. Borrower may elect to extend the term of the Initial Maturity Date for ~~a~~(i) an initial term of eleven (11) months, and (ii) a subsequent term of twelve (12) months ~~up to two (2) times~~ (each, an “Extension Term”), subject to the following terms and conditions:
(a)
Borrower shall have given Administrative Agent (who shall promptly notify the Lenders) written notice of Borrower’s exercise of the Extension Term option, by delivering a Request for Extension Term substantially in the form of Exhibit H no earlier than ninety (90) days, and at least thirty (30) days, before the Initial Maturity Date, or the extended Maturity Date, as applicable;
(b)
no Default or Event of Default shall exist as of the date of the notice required in subsection (i) herein, as of the Initial Maturity Date, or as of the extended Maturity Date;
(c)
all representations and warranties contained in Article 5 shall be true and accurate in all material respects at the Initial Maturity Date or the extended Maturity Date, as applicable (except to the extent that any such representation or warranty (i) relates to a specific earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, or (ii) is already qualified by materiality or Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects);
(d)
Borrower shall have delivered to Administrative Agent (i) a pro forma Borrowing Base Certificate and (ii) an updated Beneficial Ownership Certification, if there have been any changes in relation to Borrower since the date of delivery of the Beneficial Ownership Certification previously delivered to the Administrative Agent; and
(e)
payment of the Extension Fee to Administrative Agent has been made by Borrower on or prior to the Initial Maturity Date or the extended Maturity Date, as applicable.

If Administrative Agent determines in its reasonable discretion that the conditions to extension have been satisfied, Administrative Agent shall so notify Borrower and so long as no Default or Event of Default exists (as set forth in (ii) above), the term shall be extended as provided herein without further action by any party. In connection with any extension of any Maturity Date, the Borrower, the Administrative Agent and each Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section shall supersede Section 9.11. For the avoidance of doubt, notwithstanding anything to the contrary herein, (i) the first Extension Term may be requested by Borrower and, subject to satisfaction of the terms and conditions herein, shall be granted by the Lenders, and (ii) any subsequent Extension Term may be requested by Borrower, and such request shall be granted or denied in the sole discretion of the Lenders.

2.10
Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have been notified by a Lender (the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to the greater of (a) the Federal Funds Rate for such day in the case of payments returned to Administrative Agent by any of the Lenders and (b) the applicable interest rate due hereunder with respect to payments returned by Borrower to Administrative Agent, and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows: if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor and Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the applicable interest rate due hereunder with respect to such Loan, it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment and shall not relieve such Payor of any obligation it may have hereunder or under any other Loan Documents to Borrower and no advance by Administrative Agent to Borrower under this Section 2.10 shall release any Lender of its obligation to fund such Loan except as set forth in the following sentence. If any such Lender shall thereafter advance any such Required Payment to Administrative Agent, such Required Payment shall be deemed such Lender’s applicable Loan to Borrower.

ARTICLE 3.

PAYMENT OF OBLIGATIONS

3.1
Voluntary Prepayments. Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part by giving written notice to Administrative Agent (and Administrative Agent will promptly notify (in writing or by electronic means) each Lender) no later than 12:00 p.m. one (1) Business Day prior to the date of such prepayment. Each such notice shall specify: (i) the proposed date of such prepayment, (ii) the principal amount of each Loan or portion thereof to be prepaid, and (iii) the Borrower’s estimated amount of accrued interest associated with such prepayment and the date on which such interest is to be paid (the “Estimated Accrued Interest”). To the extent that the Borrower’s payment of the Estimated Accrued Interest is insufficient to pay the actual amount of accrued interest associated with such prepayment, the Borrower shall pay the difference between such amounts on the next Monthly Payment Date after the date of the payment of the Estimated Accrued Interest. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice. Each partial prepayment of the Loans shall be in an amount not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) (or such lesser amount as may be agreed by the Administrative Agent) and in multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (or such lesser amount as may be agreed by the Administrative Agent). Each voluntary prepayment of principal shall be accompanied by all accrued interest on the principal amounts being prepaid to the extent such prepayment date is a Monthly Payment Date otherwise such accrued interest on such prepaid principal shall be paid on the next Monthly Payment Date, together with any additional amounts required pursuant to Section 2.6(d) and applied as specified in Section 3.3.

3.2
Mandatory Prepayments. If at any time (i) the sum of the outstanding balance of Loans exceed the Revolving Credit Maximum, or (ii) an Overadvance exists, the amount of such excess or the amount of such Overadvance, as applicable, shall be due and payable within three (3) Business Days, unless Administrative Agent otherwise agrees in writing in its sole and absolute discretion.

3.3
Application of Prepayments. (a) Any voluntary prepayments of Loans pursuant to Section 3.1, (b) any mandatory prepayments of the Loans pursuant to Section 3.2, and (c) except when an Event of Default has occurred and is continuing, all payments or proceeds received by Administrative Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by Administrative Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, in each case of clauses (a) through (c), shall be applied by Administrative Agent as follows:

first, to pay any fees, indemnities, or expense reimbursements then due to Administrative Agent from Borrower (including, for the avoidance of doubt, all documented costs and expenses of any sale, collection or other realization, including compensation to Administrative Agent and its agents and counsel, and all other documented expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as Administrative Agent and not as a Lender) and all documented costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof);

second, to pay any documented fees, indemnities, or expense reimbursements then due to the Lenders from Borrower, including those specified in Section 10.2, to the full extent thereof;

third, to the payment of any accrued and unpaid interest, including any interest at the Default Rate;

fourth, to prepay the Loans on a pro rata basis;

fifth, to any other Obligations then due and payable and not otherwise referred to earlier in this Section 3.3; and

sixth, upon satisfaction in full of all Obligations, to Borrower or as otherwise required by applicable Legal Requirements.

During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Collateral shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Administrative Agent shall elect in Administrative Agent’s reasonable discretion.

3.4
General Provisions Regarding Payments.

(a)
All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense (other than a defense of payment in full), recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of the Lenders, not later than 1:00 p.m. (or such later time as may be agreed by the Administrative Agent) on the date due via wire transfer of immediately available funds to such location or bank account as may be designated by Administrative Agent from time to time; funds received by Administrative Agent after that time on such due date may (in Administrative Agent’s sole discretion) be deemed to have been paid by Borrower on the next Business Day. Notwithstanding the foregoing, Borrower hereby authorizes Administrative Agent to charge automatically debit account no. 9855336684 (the “Auto-debit Account”), unless other arrangements are agreed to in writing, for monthly interest payments and principal owing in respect of any Loans and interest, fees, expenses and other Obligations and charges owed by Borrower under this Agreement or any other Loan Document. In the event that the funds maintained by Borrower in the Auto-debit Account are insufficient for any payment due hereunder, Administrative Agent may charge any other account of Borrower with Administrative Agent for any such payment due.

(b)
Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Proportionate Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(c)
Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest and fees to be paid hereunder.

(d)
Administrative Agent may in its discretion (but at the direction of the Lenders, shall) deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. on the due date for such payment (or such later time as may be agreed by the Administrative Agent) to be a non-conforming payment. Any such non- conforming payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt written (which may be through electronic means) notice to Borrower and each applicable Lender if any payment is non-conforming. Any non- conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non- conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

3.5
Ratable Sharing. The Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in the Aggregate Amounts Due, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. For the avoidance of doubt, Administrative Agent and each Lender agree that the terms of this Section 3.5 apply only to payments received by a Lender with respect to the Loans under this Agreement and other amounts due under this Agreement and the other Loan Documents, and shall not apply to any other payments received by a Lender with respect to any other separate credit facility now or hereafter provided by a Lender to Borrower or an Affiliate of Borrower.

3.6
Increased Costs; Capital Requirements.

(a)
Compensation For Increased Costs. If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, a Lender;

(ii)
impose on Administrative Agent or any Lender any other condition affecting this Agreement or the Loan or participation therein;

(iii)
subject any Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iv)
impose on any Lender  ~~or the London interbank market~~ any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Secured Party of making or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Secured Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Secured Party, Borrower will pay to such Lender or other Secured Party, as the case may be, such additional amount or amounts as will compensate such Lender or other Secured Party, as the case may be, for such additional costs incurred or reduction suffered, to the extent that such Lender or other Secured Party is requesting similar compensation from other similarly-situated borrowers.

(b)
Capital Requirements; Certificates for Reimbursement; Delay in Requests.

(i)
Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon request of such Lender, Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, to the extent that such Lender is requesting similar compensation from other similarly-situated borrowers.

(ii)
Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.6(a) or 3.6(b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iii)
Delay in Requests. Failure or delay on the part of any Lender (not to exceed two hundred and seventy (270) days from the date of such loss or applicable triggering event giving rise to such demand), to demand compensation pursuant to Section 3.6(a) or 3.6(b), shall not constitute a waiver of such Lender’s right to demand such compensation. Borrower shall not be obligated to compensate any Lender pursuant to Section 3.6(a) or 3.6(b) to the extent that such Lender requests or demands compensation thereunder more than two hundred and seventy (270) days from the date of such loss or applicable triggering event giving rise to such request or demand.

3.7
Alternate Rate of Interest.

(a)
Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.7, if, on or prior to the first day of any Interest Period for a ~~LIBOR Rate~~SOFR Based Loan:

(i)
Administrative Agent determines (which determination shall be conclusive ~~and binding on Borrower) that, by reason of circumstances affecting the London~~ interbank market, the "LIBOR Rate" cannot be determined pursuant to the definition ~~thereof~~absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)
the Required Lenders determine that for any reason ~~in connection~~ with any request for a LIBOR Rate Loan or a conversion thereto or a continuation thereof that

(A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, or (B) the LIBOR Rate ~~does~~Term SOFR for such Interest Period will not adequately and fairly reflect the cost to ~~such~~the Lenders of ~~funding such Loan~~making or maintaining any SOFR Based Loan for such Interest Period, then Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to maintain ~~LIBOR Rate~~SOFR Based Loans shall be suspended until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, and each SOFR Based Loan shall, at the end of the current Interest Period therefor, be converted into a Base Rate Loan. Upon receipt of such notice, Borrower may revoke any pending request for a conversion to or continuation of ~~LIBOR Rate~~SOFR Based Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.

(b)
Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any swap agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.7), ~~if~~upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of~~, Administrative Agent may amend this Agreement to replace the then-current Benchmark~~, then (x) if~~ with a Benchmark Replacement ~~is determined in accordance with clause (1) or (2) of the definition of "Benchmark~~ Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 ~~p.m.~~. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after ~~the date notice of such~~ Benchmark Replacement is provided to the Lenders without any amendment to, or further action or ~~consent of any other party to, this Agreement or any other Loan Document~~Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such ~~Benchmark Replacement~~amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.7 will occur prior to the applicable Benchmark Transition Start Date.

(c)
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Benchmark Replacement Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(d)
Notice; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.7 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.7.

(e)
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR ~~or USD LIBOR~~) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)
Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Loan shall bear interest at the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then- current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(g)
Certain Defined Terms. As used in this Section 3.7:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 3.7.

“Benchmark” means, initially,  ~~USD LIBOR~~the Term SOFR Rate; provided that if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have~~has occurred with respect to ~~USD LIBOR~~the Term SOFR Rate or the then- current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 3.7.

~~"Benchmark Replacement" means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:~~

~~(1)~~
~~the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

~~(2)~~
the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement ~~Adjustment;~~

~~(3)~~
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent ~~and Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor~~ giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement ~~for~~to the then-current Benchmark for ~~U.S. dollar-denominated~~Dollar- denominated syndicated credit facilities ~~at such time~~ and (b) the related Benchmark Replacement Adjustment;

provided that, ~~in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion. If the~~if such Benchmark Replacement as so determined ~~pursuant to clause (1), (2) or (3) above~~ would be less than the Floor, ~~the~~such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

~~"Benchmark Replacement Adjustment" means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

(1)
for purposes of clauses (1) and (2) of the definition of "Benchmark Replacement," the ~~first alternative set forth in the order below that can be determined by Administrative Agent:~~

~~(a)~~
~~the spread adjustment, or method for calculating or determining such spread~~ adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable ~~Corresponding Tenor;~~

~~(b)~~
~~the spread adjustment (which may be a positive or negative value or zero) as~~ of the

Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark ~~for the applicable Corresponding Tenor; and~~

(2)
~~for purposes of clause (3) of the definition of~~ “Benchmark Replacement~~,"~~ Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower ~~for the applicable Corresponding Tenor~~ giving due consideration to (ia) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~U.S. dollar denominated~~Dollar-denominated syndicated credit facilities;.

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Administrative Agent in its reasonable discretion.~~

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods~~, the applicability of breakage provisions,~~ and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such ~~Benchmark Replacement and~~rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of ~~such Benchmark Replacement~~any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(~~1~~a) in the case of clause (~~1~~a) or (~~2~~b) of the definition of “Benchmark Transition Event,”, the later of (~~a~~i) the date of the public statement or publication of information referenced therein and (~~b~~ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

~~(2)~~
~~in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein; or~~

~~(3)~~
~~in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Administrative Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

For the avoidance of doubt, (iA) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (~~ii~~B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (~~1~~a) or (~~2~~b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Replacement Loan” means a Loan that bears interest at the Benchmark Replacement.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(~~1~~a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely,; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(~~2~~b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors ~~of~~ such Benchmark (or such component thereof) permanently or indefinitely,; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(~~3~~c) a public statement or publication of information by ~~the regulatory supervisor for~~or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer representative~~not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety

(90) days after such statement or publication, the date of such statement or publication.

“Benchmark Unavailability Period~~"~~ means, the period (if any) (~~x~~a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (~~1~~a) or (~~2~~b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.7 and (~~y~~b) ending at the time that a Benchmark Replacement has replaced the then- current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.7.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Floor” means twenty-five one-hundredths of one percent (0.25%).

“Periodic Term SOFR Determination Day” has the meaning provided in the definition of “Term SOFR”.

~~"Daily Simple SOFR" means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.~~

~~"Early Opt-in Election" means, if the then-current Benchmark is USD LIBOR, the~~

~~occurrence of:~~

~~(1)~~
~~a notification by Administrative Agent to each of the other parties hereto that at least~~ five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated ~~credit facilities are identified in such notice and are publicly available for review), and~~

~~(2)~~
~~the joint election by Administrative Agent and Borrower to trigger a fallback from~~ USD LIBOR and the provision by Administrative Agent of written notice of such election to the Lenders.

"Floor" means the Benchmark floor, if any, provided in this Agreement initially (as of the ~~execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.~~

~~"ISDA Definitions" means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

“Reference Time” with respect to any setting of the then-current Benchmark means (~~1~~a) if such Benchmark is ~~USD LIBOR~~Term SOFR, 11:00 a.m. (~~London~~New York time) on the day that is two ~~(2) London~~New York banking days preceding the date of such setting, and (~~2~~b) if such Benchmark is not ~~the LIBOR Rate~~Term SOFR, the time determined by ~~Administrative Agent in its reasonable discretion~~Lender in accordance with Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator ~~on the SOFR Administrator's Website on the immediately succeeding Business Day~~.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Based Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR” means, for any calculation with respect to a SOFR Based Loan, the Term SOFR Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then Term SOFR will be the Term SOFR Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Rate for such tenor was published by the Term SOFR Administrator. If at any time Term SOFR determined as set forth above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR~~" means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~ Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means a floating rate per annum equal to 0.11448% (11.448 basis points) plus the Interest Rate Spread plus Term SOFR for such Interest Period.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

~~"USD LIBOR" means the London interbank offered rate for U.S. Dollars.~~

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

3.8
Illegality. If on or after the date of this Agreement, any Lender determines that the adoption of any applicable Legal Requirements, rule or regulation, or any change in any applicable Legal Requirements, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent or any Lender (or its ~~LIBOR~~applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Administrative Agent or any Lender (or its ~~LIBOR~~applicable lending office) to maintain the Loan to Borrower, Administrative Agent shall designate a different ~~LIBOR~~ lending office if such designation will make it possible for Administrative Agent and the Lenders to maintain the Loan and will not, in the reasonable judgment of Administrative Agent, be otherwise disadvantageous to Administrative Agent and the Lenders. If Administrative Agent shall determine that it may not lawfully continue to ~~maintain the Loan at LIBOR to maturity and shall so specify same in a written notice to Borrower, the Loan shall bear interest at the Base Rate~~make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Rate, or to determine or charge interest rates based upon SOFR, or the Term SOFR Rate, then, upon notice thereof by such Lender to Borrower (through Administrative Agent), any obligation of the Lenders to make SOFR Based Loans, and any right of Borrower to continue SOFR Based Loans or to convert Base Rate Loans to SOFR Based Loans, shall be suspended. Upon receipt of such notice, (i) Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all SOFR Based Loans to Base Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.6(d).

3.9
Compensation. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)
any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)
any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower.

3.10
Taxes; Withholding, Etc.

(a)
Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirements (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.10) the applicable Secured Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)
Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)
Indemnification by Borrower. Borrower shall indemnify each Secured Party, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) payable or paid by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)
Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any documented expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (d).

(e)
Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.10, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)
Status of Lenders.

(i)
Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)
Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A)
any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)
executed originals of IRS Form W-8ECI;

(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)
Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)
Survival. Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(i)
Defined Terms. For purposes of this Section 3.10, the term “applicable Legal Requirements” includes FATCA.

3.11
Mitigation of Obligations. If any Lender requests compensation under Section 3.6(a) or 3.6(b), or requires Borrower to pay any Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.6 or 3.10 as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.12
Replacement of Lenders. If any Lender requests compensation under Section 3.6(a), or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6(b) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.6(a) or Section 3.6(b)) and obligations under this Agreement and the related Loan Documents to an Eligible Institution that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)
Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 10.6;

(b)
such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued, interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)
in the case of any such assignment resulting from a claim for compensation under Section 3.6(a) or payments required to be made pursuant to Section 3.6(b), such assignment will result in a reduction in such compensation or payments thereafter; and

(d)
such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE 4.

CONDITIONS PRECEDENT

4.1
Conditions to Initial Funding. The effectiveness of this Agreement and the other Loan Documents and the obligations of the Lenders to make the initial Loan is subject to the satisfaction, in the sole judgment of Administrative Agent, or waiver in accordance with Section 9.11, of the following conditions on or before the Closing Date:
(a)
Loan Documents. Administrative Agent shall have received fully executed copies of the following documents, in form and substance satisfactory to Administrative Agent and dated as of the Closing Date:
(i)
this Agreement, duly executed by the parties hereto;
(ii)
the Note(s) (if any), duly executed by Borrower in favor of Lenders;
(iii)
the Security Agreement, Pledge Agreement, and any other applicable Collateral Documents, duly executed by Borrower or Mortgagor, as applicable, in favor of Administrative Agent for the benefit of the Secured Parties;
(iv)
Suites on Paseo Property documents, including without limitation, the Consent and Subordination of Property Management Agreement;
(v)
the Environmental Indemnity;
(vi)
the Guaranty; and
(vii)
each Fee Letter, duly executed by Borrower and each other Person party thereto, as applicable.
(b)
Organizational Documents; Resolutions; Incumbency. Administrative Agent shall have received (i) a secretary’s certificate, duly executed by Borrower, dated as of the Closing Date and attaching true, correct and complete copies of the following: (w) Borrower’s Organizational Documents and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (x) signature and incumbency certificates of the Authorized Officers of Borrower executing the Loan Documents to which such it is a party; (y) resolutions of the board of directors or other governing body of Borrower to whom the applicable authority is delegated under the applicable Organizational Documents, approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents or by which it or its assets may be bound as of the Closing Date, certified as being in full force and effect without modification or amendment; and (z) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; (ii) a secretary’s certificate, duly executed by Guarantor, dated as of the Closing Date and attaching true, correct and complete copies of the following: (w) Guarantor’s Organizational Documents and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (x) signature and incumbency certificates of the Authorized Officers of Guarantor executing the Loan Documents to which such it is a party; (y) resolutions of the board of directors or other governing body of Guarantor to whom the applicable authority is delegated under the applicable Organizational Documents, approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents or by which it or its assets may be bound as of the Closing Date, certified as being in full force and effect without modification or amendment; and (z) a good standing certificate from the applicable Governmental Authority of Guarantor’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (iii) a secretary’s certificate, duly executed by Mortgagor, dated as of the Closing Date and attaching true, correct and complete copies of the following: (w) Mortgagor’s Organizational Documents and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (x) signature and incumbency certificates of the Authorized Officers of Mortgagor executing the Loan Documents to which such it is a party; (y) resolutions of the board of directors or other governing body of Mortgagor to whom the applicable authority is delegated under the applicable Organizational Documents, approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents or by which it or its assets may be bound as of the Closing Date, certified as being in full force and effect without modification or amendment; and (z) a good standing certificate from the applicable Governmental Authority of Mortgagor’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.
(c)
Closing Certificate. Administrative Agent shall have received a duly executed Closing Certificate dated as of the Closing Date, which shall include certifications (i) that the conditions to funding set forth in Section 4.2(b) and (c) have been met, (ii) that, to the Borrower’s knowledge, there does not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (iii) that since December 31, 2020, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
(d)
Opinion of Counsel to Borrower, Guarantor and Mortgagor. Administrative Agent shall have received an executed opinion of counsel to Borrower, Guarantor and Mortgagor, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent.
(e)
Filings. In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid, perfected first priority (except for Permitted Liens) Lien in the personal property Collateral, Administrative Agent shall have received:
(i)
(x) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal property of Borrower in the jurisdictions specified in the Collateral Documents, together with copies of all such filings disclosed by such search, and (y) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and
(ii)
evidence that Borrower shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument required in order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid, perfected first priority (except for Permitted Liens) Lien in the personal property Collateral.

(f)
Title Policy. In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid, perfected first priority (except for Permitted Liens) mortgage lien against the Suites on Paseo Property, Administrative Agent shall have received a commitment from First American Title Insurance Company to issue the Title Policy.
(g)
Organizational and Capital Structure; Investments. The organizational structure of Borrower, and each of the Investments held by Borrower, shall be as set forth on Schedule 4.
(h)
PATRIOT Act. Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information, including a duly executed IRS Form W-9 (or other applicable U.S. federal income tax form) for Borrower, Mortgagor and Guarantor and a Beneficial Ownership Certification for the Borrower, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), and the Beneficial Ownership Regulation, in each case, that has been requested by Administrative Agent or any of the Lenders.
(i)
Governmental Authorizations and Consents. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods (if any) shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(j)
Financial Statements. Administrative Agent shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement or otherwise required by Administrative Agent.
(k)
Due Diligence. Administrative Agent shall have completed its business, legal, market and collateral due diligence that it deems necessary to complete prior to the Closing Date, including (A) review of Material Contracts, (B) UCC, tax, Lien and litigation searches, (C) review of Borrower’s books and records, business plan and business model, (D) review of Organizational Documents of Borrower and its Subsidiaries, (E) background checks on members of management of Borrower, (F) review of real estate appraisal(s) of the real properties underlying each Portfolio Company, (G) review of documents and information with respect to the Eligible Encumbered Assets, and (H) due diligence calls and/or meetings with Borrower and the Portfolio Companies, in each case of clauses (A) through (H), the results of each of which shall be reasonably satisfactory to Administrative Agent.
(l)
Payment Instructions. Administrative Agent shall have received evidence that Borrower has instructed the Portfolio Companies, each other Person holding or in possession or control of any other types of assets in the Encumbered Pool, and each intermediate company that all payments with respect to Borrower’s ownership interest in the Portfolio Companies and such Encumbered Pool assets are to be made to the Collateral Account, as set forth in Section 6.8, with such instructions to be irrevocable and not subject to modification without the prior written consent of the Administrative Agent, during the term of the Loan Documents.

(m)
Accounts. Borrower shall have established with Administrative Agent the Collateral Account.
(n)
Fees. Borrower shall have paid to Administrative Agent, Sole Lead Arranger, and each Lender, the fees due and payable and as set forth in each Fee Letter, together with such other documented fees, costs and expenses due and payable by Borrower on or prior to the Closing Date (including, to the extent invoiced, the documented fees, charges and disbursements of Duane Morris LLP, counsel for Administrative Agent).

Each Lender, by delivering its signature page to this Agreement on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date. Administrative Agent shall promptly provide Borrower and the Lenders written notification of the effectiveness hereof.

4.2
Conditions to All Loans. The obligation of each Lender to make a Loan on a Funding Date is subject to the satisfaction, or waiver in accordance with Section 9.11, of the following conditions on or before such Funding Date:
(a)
Loan Notice. Administrative Agent shall have received a fully executed Loan Notice.
(b)
Representations and Warranties. As of the Funding Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Funding Date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date).
(c)
No Default or Event of Default. As of the Funding Date, no event shall have occurred and be continuing or would result from the consummation of the Loan, as applicable, that would constitute an Event of Default or a Default.
(d)
Borrowing Base Certificate. Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the quarter immediately preceding the Funding Date.
(e)
Fees. Borrower shall have paid to Administrative Agent, Sole Lead Arranger, and each Lender, the fees due and payable and as set forth in each Fee Letter, this Agreement, or any other Loan Documents (without duplication of any fees previously paid, e.g., on the Closing Date), together with such other documented fees, costs and expenses due and payable by Borrower pursuant to each Fee Letter, this Agreement, or any other Loan Documents.

Administrative Agent and Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Loan, written confirmation of the satisfaction of any of the foregoing if, in the good faith judgment of Administrative Agent or Required Lenders such request is warranted under the circumstances. The request and acceptance by Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 4.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of security interests, in favor of Administrative Agent and Lenders.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, Borrower represents and warrants to Administrative Agent and Lender on the Closing Date and each Funding Date as follows:

5.1
Organization; Requisite Power and Authority; Qualification; Principal Office.
(a)
Borrower (i) is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as identified in Schedule 3, (ii) has all requisite power and authority to (x) own and operate its Subsidiaries’ properties, to carry on its business as now conducted and as proposed to be conducted, and (y) enter into the Loan Documents to which Borrower is a party and carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect. The organizational chart attached hereto as Schedule 4 is complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Borrower and the relationship of Borrower to each Portfolio Company.

(b)
The full legal name of Borrower is as set forth on Schedule 3 (as such schedule may be modified and updated from time to time pursuant to Section 6.1(o)), and Borrower has not done in the last five years, and does not do, business under any other name (including any trade name or fictitious business name).

(c)
Each of the principal office, registered office, chief executive office and principal place of business of Borrower is correctly listed on Schedule 3, as such schedule may be modified and updated from time to time pursuant to Section 6.1(o).

5.2
Capital Stock of Borrower; Ownership of Subsidiaries. The Capital Stock of each of Borrower and its Subsidiaries has been, to the extent applicable, duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any of Borrower’s Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of any of Borrower’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any such Subsidiaries of any additional membership interests or other Capital Stock of such Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of such Subsidiary. Schedule 4 (as the such schedule may be modified and updated from time to time pursuant to Section 6.10) correctly sets forth (i) the capital structure of Borrower’s Subsidiaries and (ii) the ownership interests in each Portfolio Company held directly or indirectly by Borrower.

5.3
Due Authorization. The execution, delivery and performance of the Loan Documents to which Borrower is a party have been duly authorized by all necessary corporate or other organizational action on the part of Borrower. Borrower confirms that Borrower is acting on its own behalf and for its own benefit.

5.4
No Conflict. The execution, delivery and performance by Borrower of the Loan Documents to which Borrower is a party and the consummation of the transactions contemplated by such Loan Documents does not and will not (a) violate any provision of any of the Organizational Documents of Borrower or any Subsidiary of Borrower, (b) violate any provision of law or any governmental rule or regulation applicable to Borrower or its properties (including, without limitation, Environmental Laws) or any order, judgment or decree of any court or other agency of government binding on Borrower except where such violation would not reasonably be expected to have a Material Adverse Effect; (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any Subsidiary of Borrower, except where such conflict or breach would not reasonably be excepted to result in a Material Adverse Effect; (d) result in or require the creation or imposition of any Lien upon any of the Collateral (other than any Liens created under any of the Loan Documents in favor of Administrative Agent, on behalf of Secured Parties) or any asset in the Encumbered Pool; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any Subsidiary of Borrower, except for such approvals or consents which have been obtained on or before, and are in full force and effect as of, the Closing Date or to the extent the failure to obtain such approvals or consents would not reasonably be expected to result in a Material Adverse Effect.

5.5
Governmental Consents. The execution, delivery and performance by Borrower of the Loan Documents to which Borrower is a party and the consummation of the transactions contemplated by such Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except (a) such as have been obtained or made on or before, and are in full force and effect as of, the Closing Date, and (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of or after the Closing Date.

5.6
Binding Obligation. Each Loan Document to which Borrower is a party has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability. Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury.

5.7
No Material Adverse Change. Since December 31, 2020, no event, circumstance or change has occurred that would reasonably be expected to have a Material Adverse Effect.

5.8
Indebtedness. Schedule 5 sets forth all of the Indebtedness of Borrower and its Subsidiaries and Portfolio Company Indebtedness as of the Closing Date, including the original principal amount thereof and the amount of the outstanding principal amount as of the Closing Date for such Indebtedness.

5.9
Adverse Proceedings, Etc.~~.~~  There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Borrower is not (a) in violation of any applicable Legal Requirements (including applicable environmental laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any U.S. federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.10
Payment of Taxes. Except as otherwise permitted under Section 6.3, all U.S. federal and state income tax returns and material reports of Borrower required to be filed have been timely filed (or properly extended), and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income, businesses and franchises which are due and payable have been paid prior to delinquency, in each case. Borrower has not received written notice of any proposed material tax assessment against Borrower which is not being contested by Borrower in good faith and by appropriate proceedings diligently conducted; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.11
Title to Assets; Priority.

(a)
Borrower has good and defensible title to or valid leasehold interest in all material assets reflected in the most recent financial statements delivered pursuant to Section 6.1. Except as permitted by this Agreement, all such properties and assets constituting Collateral or an asset in the Encumbered Pool are free and clear of Liens, other than Permitted Liens.

(b)
The Collateral Documents create, as security for the Obligations, valid and enforceable, perfected first priority (except for Permitted Liens) Lien on all of the Collateral in favor of Administrative Agent for the benefit of the Secured Parties except as enforceability may be limited by Debtor Relief Laws and general equitable principles. The Borrower has no first-priority or other senior secured Indebtedness secured by the Collateral except for the Indebtedness under this Agreement and the other Loan Documents.

(c)
[Reserved].

(d)
There are no restrictions under the Organizational Documents of Borrower or any Subsidiary or under any Material Contract restricting the sale or other Disposition of assets of the Portfolio Companies.

(e)
No agreement or document evidencing or securing any Portfolio Company Indebtedness contains any provisions that (x) cross-collateralize or cross-default any other Portfolio Company Indebtedness (or any collateral thereunder), or (y) restrict or prohibit Borrower from pledging any Collateral hereunder, except for those agreements or documents where consents have been obtained and delivered to Administrative Agent.

5.12
No Defaults. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except, in each case, where the consequences of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

5.13
Material Contracts and Encumbered Pool Documentation. (a) Borrower has disclosed to the Administrative Agent all the Material Contracts of Borrower and all material documentation with respect to the Encumbered Pool in effect on the Closing Date, (b) all such Material Contracts and material documentation are in full force and effect and no material defaults exist thereunder as of the Closing Date, and (c) Borrower has delivered (or caused to be delivered)

to Administrative Agent true, correct and complete copies of all such Material Contracts and such material documentation reasonably requested by Administrative Agent.

5.14
Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.15
Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board.

5.16
Employee Matters. Borrower does not have any employees.

5.17
Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each Pension Plan is in substantial compliance in form and operation with its terms and with ERISA and the Internal Revenue Code (including the Internal Revenue Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable Legal Requirements; (b) each Pension Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Internal Revenue Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of Borrower, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Pension Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification); (c) to the knowledge of Borrower, no ERISA Event has occurred or is reasonably expected to occur; (d) there exists no Unfunded Pension Liability with respect to any Pension Plan; (e) none of Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the 5 calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan; (f) there are no actions, suits or claims pending against or involving a Pension Plan (other than routine claims for benefits) or, to the knowledge of Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Pension Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to Borrower; (g) Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Pension Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Pension Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Pension Plan or Multiemployer Plan; (h) no Pension Plan which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code or Section 303 or 304 of ERISA; and (i) none of Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA to which it made contributions.

5.18
Brokers and Financial Advisors.

(a)
Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan other than the Administrative Agent and its general partner (“Broker”) whose fees shall be paid by Borrower pursuant to a separate agreement.

(b)
Notwithstanding anything in Section 5.18(a) above to the contrary, Borrower hereby acknowledges that (i) at Administrative Agent’s sole discretion, Broker may receive further consideration from Administrative Agent relating to the Loan or any other matter for which Administrative Agent may elect to compensate Broker pursuant to a separate agreement between Administrative Agent and Broker and (ii) Administrative Agent shall have no obligation to disclose to Borrower the existence of any such agreement or the amount of any such additional consideration paid or to be paid to Broker whether in connection with the Loan or otherwise.

5.19
Solvency. Borrower is and, upon the incurrence of any Loan and on any date on which this representation and warranty is made, will be, Solvent. Borrower has not entered into the Facility or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Borrower (i) is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property; (ii) has no knowledge of any Person contemplating the filing of any such petition against Borrower or Guarantor; or (iii) has not been a party to, or the subject of such a petition within the past ten years.

5.20
Compliance with Statutes, Etc.~~.~~  Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including, without limitation, Environmental Laws), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.21
Disclosure. No representation or warranty of Borrower contained in any Loan Document to which Borrower is a party or in any other documents, certificates or written statements, furnished to Lenders by or on behalf of Borrower or any Portfolio Company for use in connection with the transactions contemplated hereby (other than projections and budgets or forward looking statements or information of a general industry or economic nature), contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by Borrower) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to Borrower (after due inquiry) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.22
Sanctions; Anti-Corruption Laws; Anti-Terrorism Laws; Etc.

(a)
None of Borrower or any of its Subsidiaries or, to their knowledge, Affiliates (each, a “Covered Entity”), or any of their respective directors, officers, or, to the knowledge of Borrower, employees, agents or advisors, is a Sanctioned Person. Borrower and each of its Subsidiaries and directors, officers, and, to the knowledge of Borrower, each of its employees, agents, and advisors is in compliance, in all material respects, with and has not violated in any material respect (i) Sanctions, (ii) Anti-Corruption Laws, and (iii) Anti-Terrorism Laws. No Covered Entity (i) is a Person organized or resident in a Sanctioned Country, or (ii) is owned twenty percent (20.00%) or more, individually or in the aggregate), directly or indirectly or Controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Sanctioned Person or government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law. No part of the proceeds of any Loan has or will be used, directly or indirectly, (x) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (y) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption Laws, or (z) otherwise in any manner that would result in a violation, in any material respect, of Sanctions, Anti-Terrorism Laws, or Anti-Corruption Laws by any Person.

(b)
Borrower and its Subsidiaries have established and currently maintain policies, procedures and controls that are designed (and otherwise comply in all material respects with applicable Legal Requirements) to ensure that Borrower and its Subsidiaries, and each of their respective directors, officers, employees and agents, is and will continue to be in compliance with all applicable Sanctions, Anti-Terrorism Laws, and Anti-Corruption Laws.

(c)
The funds used to repay the Loans will not be derived from any unlawful activity.

(d)
The information included in each Beneficial Ownership Certification is true and correct in all respects.

5.23
Hazardous Substances. Borrower: (i) has not received any written notice or other written communication concerning any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (A) any non-compliance with or violation of the requirements of any Environmental Law by Borrower, or any permit issued under any Environmental Law to Borrower; or (B) the Release or threatened Release of any Hazardous Material into the environment; and (ii) to its knowledge, has no threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

5.24
Environmental Report. Borrower has delivered to Administrative Agent a true, complete and correct copy of the Environmental Report. All of the representations and warranties made by Borrower as an indemnitor under the Environmental Indemnity are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.

5.25
Borrowing Base Certificates. Each Borrowing Base Certificate signed by Borrower contains and will contain an accurate summary of all Eligible Encumbered Assets contained in the Borrowing Base as of its date.

All of the representations and warranties in this Article 5 and elsewhere in the Loan Documents (i) shall survive the funding and repayment of the Loans and (ii) shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or any Lender or on their respective behalf.

ARTICLE 6.

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that until payment in full of all Obligations (other than contingent indemnification obligations and other contingent obligations not yet accrued and payable), Borrower shall, and it shall cause each of its Subsidiaries to, perform all covenants in this Article 6.

6.1
Financial Statements and Other Reports. Borrower shall deliver, or cause to be delivered, to Administrative Agent (for provision to each of the Lenders):
(a)
Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter) (i) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, together with a certification of the chief financial officer of Borrower (or a Person holding a comparable position), as applicable, that such financial statements fairly present, in all material respects, the financial condition of Borrower, as at the dates indicated and the results of its operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and complete with supporting notes and schedules as applicable, and (ii) the Valuation Report as of the end of such Fiscal Quarter;
(b)
Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, (x) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, in reasonable detail complete with supporting notes and schedules as applicable, together with a certification of the chief financial officer of Borrower (or a Person holding a comparable position), as applicable, that such financial statements fairly present, in all material respects, the financial condition of Borrower, as at the dates indicated and the results of its operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; and (y) with respect to such consolidated financial statements an audit report thereon from an independent certified public accounting firm of recognized national standing selected by Borrower and reasonably acceptable to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with standards of the Public Company Accounting Oversight Board (United States);
(c)
Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 6.1(a) and 6.1(b), a duly executed and completed (a) Compliance Certificate and (b) Borrowing Base Certificate, and schedule of Borrower’s Encumbered Pool assets as of the last day of the period covered by such Borrowing Base Certificate;

(d)
Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used as of the Closing Date, the financial statements delivered pursuant to Section 6.1(a) or 6.1(b) will differ in any material respect from the financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;
(e)
Suites on Paseo Property-Related Reporting. With respect to the Suites on Paseo Property (i) promptly after becoming available, copies of the semi-annual rent roll dated as of March and September of each Fiscal Year, and (ii) promptly (and in any event, no later than ninety (90) days) after each Fiscal Year end, copies of (A) the annual profit and loss statement and (B) the income and expense report;
(f)
Intentionally omitted.
(g)
Limited Partner Reporting. Promptly (and in any event, no later than five (5) Business Days) after the delivery to the limited partners of Borrower, copies of all investor reports or written notices at any time or from time to time furnished by Borrower in writing to Borrower’s limited partners;
(h)
Public Reporting. Promptly upon their becoming available, copies of (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (ii) all press releases and other statements made available generally by Borrower to the public concerning material developments in the business of Borrower;
(i)
Reporting to Security Holders or Equity Holders. (i) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity; and (ii) no later than five (5) Business Days following the date that any financial statements, reports, notices or other matters are provided or made available by (x) Borrower to any of its equity holders or (y) by any equity holder of Borrower to Borrower (including, in each case, any notice of default, notice of election of any rights or remedies under the Organizational Documents of Borrower, and any notice relating in any way to the misconduct of Borrower), copies thereof;
(j)
Notice of Default, Etc. Promptly upon any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by Borrower and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower has taken, is taking or proposes to take with respect thereto;

(k)
Notice of Litigation. Promptly upon any officer of Borrower obtaining knowledge of (i) the institution of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), would be reasonably expected to have a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;
(l)
Environmental Matters. Promptly upon any officer of Borrower obtaining knowledge of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (i) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (A) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (B) the Release or threatened Release of any Hazardous Material into the environment; (ii) written notice of the existence of any Environmental Lien on any Properties or assets of Borrower; (iii) written notice of any material remedial action taken by Borrower in response to any order, consent, decree or judgment of any Governmental Authority or any Environmental Liability; or (iv) a copy of the listing of any of Borrower’s Properties on SEMS, whether or not such listing would reasonably be expected to result in a Material Adverse Effect;
(m)
ERISA. Promptly (i)(A) after Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice thereof describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (B)(1) upon becoming aware that there has been an increase in Unfunded Pension Liabilities (not taking into account Pension Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Pension Plan subject to Section 412 of the Internal Revenue Code by Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Pension Plan subject to Section 412 of the Internal Revenue Code which results in a material increase in contribution obligations of Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof, and (ii) copies of such other documents or governmental reports or filings relating to any Pension Plan as Administrative Agent shall reasonably request;
(n)
Refinancing of Portfolio Company Indebtedness. Promptly, and in any event, no later than five (5) Business Days following the consummation thereof, written notice of the refinancing by any Portfolio Company of any Portfolio Company Indebtedness along with a summary of the material terms thereof and, if requested by Administrative Agent, copies of all loan documentation with respect thereto;
(o)
Information Regarding Collateral.
(i)
Borrower shall furnish to Administrative Agent at least thirty (30) Business Days’ prior written notice of any change in Borrower’s (x) corporate name, (y) identity or corporate structure, or (z) jurisdiction of organization and/or principal place of business, and shall provide an updated copy of Schedule 3.

(ii)
Borrower shall promptly notify Administrative Agent if any material portion of the Encumbered Pool is damaged or destroyed; and
(p)
Other Information. Such other information and data with respect to Borrower, the Subsidiaries of Borrower, the Mortgagor, and the Collateral as from time to time may be reasonably requested by Administrative Agent, within fifteen (15) Business Days after request therefor. Documents required to be delivered pursuant to Sections 6.1(a), (b), (g), (h) or (i) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website at https://www.ataxfund.com/home or (ii) such documents are posted on the Borrower’s behalf on the website of the Securities and Exchange Commission or any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Documents required to be delivered pursuant to this Section 6.1 may be delivered electronically to the Administrative Agent; provided that upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender.
6.2
Existence. Except as otherwise permitted under Section 7.8, Borrower shall at all times (a) preserve and keep in full force and effect its legal existence, (b) maintain all rights and franchises, licenses and permits material to its business, the loss, revocation, termination, suspension or adverse modification of which could reasonably be expected to have a Material Adverse Effect, and (c) continue to engage in the business presently conducted by it and incidental thereto.
6.3
Payment of Taxes and Claims. Borrower shall pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have become a Lien upon any of its properties or assets constituting Collateral, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Borrower shall promptly upon final determination thereof pay the amount of such unpaid Taxes or claims, together with all costs, interest and penalties. While an Event of Default has occurred and is continuing, Administrative Agent may pay over any such security or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established. Borrower will not file or consent to the filing of any consolidated income tax return with any Person.
6.4
Maintenance of Properties; Insurance.
(a)
Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

(b)
Borrower shall maintain or cause to be maintained, with financially sound and reputable insurers, business interruption insurance, casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self- insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.
6.5
Inspections; Lender Meetings.
(a)
Borrower shall keep in all material respects, on a Fiscal Year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services. Borrower shall permit any authorized representatives designated by Administrative Agent or any Lender, to visit and inspect any of the properties of Borrower, to inspect, copy and take extracts from its and their financial and accounting records, all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be required to reimburse Administrative Agent or Lender for any such inspections more frequently than once each Fiscal Year. After an Event of Default, Borrower shall pay any costs incurred by Administrative Agent to examine such books, records and accounts, as Administrative Agent shall determine to be necessary or appropriate in the protection of Administrative Agent’s and the Lenders’ interest.
(b)
Borrower shall, upon the request of Administrative Agent or Required Lenders, participate in a meeting (to be held telephonically or at Borrower’s corporate offices) with Administrative Agent and Lenders once during each Fiscal Quarter at such time as may be agreed to by Borrower and Administrative Agent.
6.6
Compliance with Legal Requirements. Except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, Borrower shall comply with the requirements of all applicable Legal Requirements of any Governmental Authority (including Environmental Laws).
6.7
Compliance with Material Contracts. Except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, Borrower shall comply with all of its obligations as set forth in any Material Contract. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except in the ordinary course of Borrower’s business.
6.8
Collateral Account and Distributions from Portfolio Companies.
(a)
Borrower shall maintain the Collateral Account at BankUnited, which shall at all times have a balance in an amount no less than Five Million and 00/100 Dollars ($5,000,000.00) and which balance shall initially be funded from the proceeds of the initial Loan.
(b)
Borrower shall require that all distributions, dividends, disbursements and other payments arising from or with respect to Borrower’s ownership interest in the Portfolio Companies, and any proceeds in respect of the Collateral be deposited from time to time into the Collateral Account. Should Borrower receive any such amounts directly or such amounts are otherwise not deposited into the Collateral Account, it shall promptly, but in any event within two (2) Business Days, deposit such sums into the Collateral Account.
(c)
If the Deposit Bank provides notice of its intent to terminate the Collateral Account, Borrower shall open a new collateral account at a replacement Deposit Bank reasonably acceptable to Administrative Agent that is subject to a Control Agreement with Administrative Agent within thirty (30) days (or such longer period agreed to by Administrative Agent in its sole discretion) of such termination.
6.9
Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent, Borrower shall, at its sole cost and expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as are reasonably necessary in order to effect the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 6.11 and providing Administrative Agent with control perfection (in addition to filing perfection) over any Collateral. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as reasonably requested from time to time to ensure that the Obligations are secured by the Collateral under the Collateral Documents (including, for the avoidance of doubt, such actions as may be necessary for Administrative Agent to have control perfection over all of the Collateral), and upon Administrative Agent’s reasonable request therefor given from time to time after the occurrence of any Default or Event of Default pay for reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower, Guarantor and the Portfolio Companies, each such search to be conducted by search firms reasonably designated by Administrative Agent in each of the locations reasonably designated by Administrative Agent.
6.10
Valuations; Releases. Administrative Agent shall have the right to obtain an Appraisal annually for the Suites on Paseo Property (at Borrower’s expense), and Administrative Agent shall have the right to obtain an appraisal for any part of the Encumbered Pool on which the Administrative Agent holds a mortgage, at any time during the term of the Loans, at Administrative Agent’s expense, for the account of the Lenders, unless an Event of Default shall have occurred and be continuing or unless required by any Governmental Authority, in which cases all appraisals shall be at Borrower’s expense. Notwithstanding the foregoing, if Borrower obtains an appraisal or valuation of any part, or all, of the Encumbered Pool, for itself, any of its Affiliates or its investors, then Borrower shall deliver to the Administrative Agent any written report or other information or documentation with respect to such appraisal or valuation, promptly after the same become available to Borrower. Borrower may remove or Dispose of an Eligible Encumbered Asset or any other Encumbered Pool asset from the Encumbered Pool (which, for purposes of clarification would include any Capital Stock of a Person holding any asset in the Encumbered Pool) so long as Borrower (i) provides at least thirty (30) calendar days’ prior written notice to Administrative Agent (or such shorter period as Administrative Agent shall agree to), (ii) no Default or Event of Default has occurred and is continuing on the date of the proposed removal or Disposition, (iii) in the case of an Eligible Encumbered Asset, Borrower provides a Borrowing Base Certificate evidencing compliance with the Borrowing Base after giving effect to the proposed removal or Disposition and (iv) a Compliance Certificate demonstrating pro forma compliance with the financial covenants set forth in Section 7.15 after giving pro forma to effect to such removal or Disposition as if such removal or Disposition occurred on the last day of the immediately preceding fiscal quarter for which financial statements were required to be delivered pursuant to Section 6.1. Upon the determination by Administrative Agent in its reasonable discretion and on a prompt basis that such a request complies with the foregoing conditions, Administrative Agent shall release the applicable Collateral from any Lien granted pursuant to the Loan Documents. Borrower may also request that an item from the Encumbered Pool be designated as an Eligible Encumbered Asset and added to the Borrowing Base, upon prior written notice to Administrative Agent so long as Borrower provides an updated Borrowing Base Certificate evidencing compliance with the Borrowing Base after giving effect to the proposed transaction and an update to Schedule 4 reflecting any new Portfolio Company.
6.11
Anti-Corruption Laws; Anti-Terrorism Laws; Sanctions; PATRIOT Act; Etc.
(a)
Each Covered Entity shall comply in all material respects with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Neither the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, or other person acting on behalf of the Borrower, will use the proceeds of any Loan, directly or indirectly, (i) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation in any material respect of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or a government of a Sanctioned Country, or (iii) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.

(b)
Administrative Agent hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent to identify Borrower in accordance with the PATRIOT Act. Consequently, Administrative Agent may from time-to-time request, and Borrower shall provide to Administrative Agent, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for such purpose.
(c)
Neither Borrower nor any Person having Control of (including by virtue of such Person being a member, partner, director or owning voting shares or interests) Borrower, nor any owner of at least twenty percent (20.00%) or more, individually or in the aggregate, of) a direct or indirect interest in Borrower shall be a Sanctioned Person or a Person organized or resident in a Sanctioned Country.
(d)
Borrower shall deliver an updated Beneficial Ownership Certification to each Lender promptly upon acquiring knowledge of any changes to the information in a Beneficial Ownership Certification previously delivered to such Lender.

ARTICLE 7.

NEGATIVE COVENANTS

Borrower covenants and agrees that until payment in full of all Obligations (other than contingent indemnification obligations and other contingent obligations not yet accrued and payable), it shall, and it shall cause each of its Subsidiaries (where indicated) to, perform all covenants in this Article 7.

7.1
Indebtedness. Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness without Administrative Agent’s consent, except:
(a)
the Obligations;
(b)
Indebtedness of Borrower and its Subsidiaries, in existence on the Closing Date as set forth on Schedule 5 (including with respect to any revolving credit facility, any future advances made after the Closing Date in accordance with any existing revolving credit facility), and any renewals, extensions, or refinancings thereof (so long as, with respect to any renewed, extended, or refinanced revolving credit facility, the maximum principal availability does not exceed the maximum principal availability shown on Schedule 5, and so long as, with respect to any term Indebtedness, the amount of such refinanced term Indebtedness does not exceed the original principal amount thereof unless the proceeds of such of additional term Indebtedness are used to make distributions to ATAX Vantage Holdings);
(c)
Portfolio Company Indebtedness incurred after the Closing Date and any refinancings thereof (so long as the amount of such refinanced Indebtedness does not exceed the original principal amount thereof unless the proceeds of such of additional Indebtedness are used to make distributions to ATAX Vantage Holdings);
(d)
Additional limited Guarantees of Portfolio Company Indebtedness provided by Borrower in favor of various lenders form time to time in an aggregate principal amount Portfolio Company Indebtedness guaranteed by Borrower shall not exceed Sixty-Three Million Dollars ($63,000,000.00) when taken together with the aggregate principal amount of Portfolio Company Indebtedness guaranteed by Borrower under the Stone Creek Guaranty (as defined in Schedule 5 hereto), the Coventry Guaranty (as defined in Schedule 5 hereto) and the Murfreesboro Guaranty (as defined in Schedule 5 hereto) through December 31, 2022 and thereafter, Sixty Million Dollars ($60,000,000.00); and
(e)
unsecured debt owed by Borrower or any Subsidiary thereof, to an Affiliate of Guarantor, in an aggregate amount not to exceed Five Million and 00/100 Dollars ($5,000,000.00) without the prior written consent of the Administrative Agent.
7.2
Liens. Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any Collateral or any asset in the Encumbered Pool, except Permitted Liens.
7.3
No Further Negative Pledges. Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any Collateral or any asset in the Encumbered Pool, whether now owned or hereafter acquired, including any deposit, securities or other account of Borrower except for (i) customary restrictions in financing and security agreements, mortgages, capital leases or similar agreements consisting of Permitted Liens securing Indebtedness permitted under Section 7.1 to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or capital lease, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business, and (iii) customary restrictions imposed pursuant to an agreement that has been entered into in connection with the disposition of assets otherwise permitted hereby so long as such restrictions only apply to such assets.
7.4
Restricted Payments. Borrower shall not, nor shall it permit any of its Subsidiaries to, through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment at any time an Event of Default exists and is continuing; provided, that the foregoing shall not operate to prevent the payment of dividends or distributions by (i) a Subsidiary of Borrower to Borrower or (ii) any Subsidiary of Borrower or Borrower as necessary to permit their respective Equity Holders, and any direct or indirect member, partner, shareholder, beneficiary or owner of such Equity Holders (collectively, the “Taxable Holders”), to timely satisfy any federal, state local or foreign estimated tax or other tax payment requirements attributable to their “Assumed Tax Liability.” Each Taxable Holder’s “Assumed Tax Liability” shall equal the expected aggregate foreign, federal, state, and local tax liability of such Taxable Holder attributable to items of income, gain, loss, and deduction directly or indirectly allocated to such Taxable Holder by Borrower for income tax purposes, assuming the highest marginal income tax rates applicable to any Taxable Holder, taking into account the character of the relevant income, gain or loss to such equity holder and the deductibility, if any, of any foreign, state or local tax in computing any state or federal tax liability.
7.5
Contractual Restrictions on Distributions. Except as otherwise provided herein, from and after the Closing Date, Borrower shall not, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower or of any Portfolio Company to (a) pay dividends or make any other distributions on any of such Person’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Person to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business and which are not otherwise prohibited under this Agreement or any other Loan Document, (ii) restrictions on the ability of any Portfolio Company to make distributions as set forth in the documentation evidencing the Portfolio Company Indebtedness of such Portfolio Company, and (iii) customary provisions in shareholders agreements, joint venture agreements, Organizational Documents or similar binding agreements relating to, or any agreement evidencing Portfolio Company Indebtedness and applicable solely to such joint venture entity or non-wholly-owned Portfolio Company and the Capital Stock issued thereby, and without limitation to the foregoing, Organizational Documents or similar binding agreements relating to minority investments, if and only to the extent each such prohibition or limitation applies only to the joint venture entity or minority investment that is the subject of such agreement.

7.6
Investments. Borrower shall not, directly or indirectly, make or own any Investment, including any Joint Venture and any Subsidiary, other than:
(a)
equity Investments owned as of the Closing Date in any Subsidiary, Joint Venture or Portfolio Company as set forth on Schedule 4;
(b)
any other Investments to the extent permitted by Borrower’s Organizational Documents; and
(c)
Investments in cash and Cash Equivalents.
7.7
Transactions with Shareholders and Affiliates. Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with the Manager, any holder of twenty percent (20.00%) or more of any class of Capital Stock of Borrower or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Borrower or of any such holder; provided, however, that Borrower and its Subsidiaries may enter into or permit to exist any such transaction if (a) Administrative Agent has consented thereto in writing prior to the consummation thereof, (b) the terms of such transaction are not less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate (c) such transaction constitutes an Investment in a Portfolio Company; or (d) any referral fees paid by Borrower to Greystone Servicing Company LLC in the ordinary course of business consistent with past practices; provided further that the foregoing restrictions shall not apply to reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries.
7.8
Fundamental Changes. Borrower shall not, nor shall it permit any of its Subsidiaries to:
(a)
enter into any transaction of merger or consolidation with any other Person, or permit any other Person to merge into or consolidate with it, or dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary of Borrower may merge into (A) Borrower in a transaction in which Borrower is the surviving entity or (B) another Subsidiary of Borrower, (ii) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders and (iv) Borrower or any Subsidiary may make Dispositions to the extent not prohibited by Section 7.13(a);

(b)
consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent; or
(c)
Transfer any interest in any of the Encumbered Pool, other than to the Administrative Agent under and in accordance with the Loan Documents; provided, however, the foregoing shall not restrict the direct or indirect Disposition by Borrower or any Subsidiary of any interest in any assets that have been removed from the Encumbered Pool in accordance with Section 6.10 hereof or which are otherwise not a part of the Encumbered Pool.

7.9
Conduct of Business. From and after the Closing Date, Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Person on the Closing Date and (b) such other lines of business to the extent permitted by such Person’s Organizational Documents.
7.10
Amendments to Organizational Agreements and Material Contracts. Borrower shall not, nor shall it permit any of its Subsidiaries or Portfolio Companies to (a) amend, modify, terminate or waive (or permit any amendments, modifications, termination or waiver) its Organizational Documents if such amendment, modification, termination of waiver would reasonably be expected to have a Material Adverse Effect, or (b) amend, modify, terminate or waive any provision of any Material Contract if such amendment, termination, or waiver would be materially adverse to the rights and interests of Administrative Agent or the Lenders.
7.11
Calculation of Total Valuation. Borrower shall not amend, or permit the amendment of, the Valuation Policy (as attached hereto) or any methodology used to calculate Total Valuation from that used to calculate the Total Valuation prior to the Closing Date reflected in the financial information provided to Administrative Agent without the prior written consent of Administrative Agent and the Required Lenders, in each case, other than any such changes that would be required to comply with GAAP and in accordance with industry-wide changes proposed by NCREIF RS or any other applicable body or organization.
7.12
Fiscal Year; Auditor. Borrower shall not (i) change its Fiscal Year end from December 31 or (ii) change its independent public accountant to any accountant other than one of nationally-recognized standing, in each case, without the Administrative Agent’s consent, which shall not be unreasonably withheld.
7.13
Collateral.
(a)
Except for any Disposition of assets not or no longer constituting a portion of the Encumbered Pool (including, without limitation the Capital Stock of Portfolio Companies) in compliance with the provisions of Section 7.8, and the Liens granted to Administrative Agent pursuant to the Loan Documents, or with respect to an arm’s length transaction that otherwise does not result in the breach of Section 7.15 hereto, Borrower shall not directly or indirectly Dispose of any of the Collateral or any Capital Stock of any Portfolio Companies.
(b)
Borrower shall not (i) establish or maintain a deposit account or securities account for purposes of receiving distributions, dividends, disbursements and other payments arising from or with respect to Borrower’s indirect ownership interests in the Portfolio Companies or any other proceeds in respect of Collateral pledged by Borrower other than the Collateral Account or (ii) deposit, credit or otherwise include distributions, dividends, disbursements and other payments arising from or with respect to Borrower’s indirect ownership interests of the Portfolio Companies or any other proceeds in respect of Collateral pledged by Borrower in a deposit account or securities account that is not the Collateral Account.
(c)
Borrower shall not agree to or permit any control agreement over the Collateral Account to be put into place in favor of any Person other than Administrative Agent.
(d)
Borrower shall not oppose any foreclosure proceedings by Administrative Agent against the Suites on Paseo Property following the occurrence and during the continuation of Event of Default.

7.14
Sales and Leasebacks. Borrower shall not become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Borrower (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower to any Person in connection with such lease.
7.15
Financial Covenants.
(a)
The financial covenants in this section shall be tested quarterly on the last business day of such quarter (each such date, the “Measurement Date”).
(b)
Borrower shall maintain at all times (i) a Minimum Consolidated Liquidity of not less than Five Million and 00/100 Dollars ($5,000,000.00) and (ii) a Minimum Consolidated Tangible Net Worth of not less than One Hundred Million and 00/100 Dollars ($100,000,000.00).
(c)
Borrower shall (i) promptly notify Administrative Agent if the Tangible Net Worth of Borrower declines by more than twenty percent (20.00%) between any one Measurement Date and the Measurement Date occurring at the end of calendar quarter ending immediately thereafter, and (ii) without regard to the required Tangible Net Worth threshold, ensure that the Tangible Net Worth of Borrower does not decline in an amount greater than thirty-five percent (35.00%) between any one Measurement Date and the Measurement Date occurring at the end of the two consecutive calendar quarters ending immediately thereafter.
7.16
Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, Borrower shall not: (a) cause any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any Property of Borrower in material violation of Environmental Law; or (b) permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.

ARTICLE 8.

EVENTS OF DEFAULT

8.1
Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and is continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)
Failure to Make Payments When Due. Failure by Borrower to pay (i) the principal of any Loan (when and as the same shall become due and payable); or (ii) any interest on any Loan or any fee or other amount (other than an amount referred to in clause (i) above) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable;
(b)
Default in Other Agreements. (i) Failure of Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of Two Million and 00/100 Dollars ($2,000,000.00) or more, in each case beyond the grace period, if any, provided therefor; or (ii) a breach or default by Borrower or any of its Subsidiaries with respect to any other term of (x) one or more items of Indebtedness in the aggregate principal amount of Two Million and 00/100 Dollars ($2,000,000.00), or (y) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace, cure, or notice period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be;
(c)
Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by Borrower, Mortgagor or Guarantor in any Loan Document, other document, or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made after the earlier of (i) an Authorized Officer of Borrower (or Mortgagor or Guarantor, as applicable) becoming aware of such default, or (ii) receipt by Borrower (or Mortgagor or Guarantor, as applicable) of notice from Administrative Agent or any Lender of such default;
(d)
Breach of Certain Covenants. Failure of Borrower to perform or comply with any term or condition contained in Sections 2.4, 6.1(a) through (c), 6.2, 6.3, 6.4, 6.5, 6.7, 6.11, or 7.1, 7.2, 7.8, or 7.15;
(e)
Other Defaults under Loan Documents. A default shall have occurred under any term contained herein or any other Loan Document, other than any such term referred to in any other clause of this Section 8.1, and such default shall not have been remedied or waived within ten (10) days after notice to Borrower (and Mortgagor or Guarantor, if applicable) from Administrative Agent, in the case of any default which can be cured by the payment of a sum of money, or within thirty (30) days after notice from Administrative Agent in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower (or Mortgagor or Guarantor, if applicable) shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Mortgagor or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days;
(f)
Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower, Mortgagor, Guarantor or any of their respective Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable U.S. federal or state law; or (ii) an involuntary case shall be commenced against Borrower, Mortgagor, Guarantor or any of their respective Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, Mortgagor, Guarantor or any of their respective Subsidiaries, or over all or a substantial part of their property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower, Mortgagor, Guarantor or any of their respective Subsidiaries for all or a substantial part of their property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower, Mortgagor, Guarantor or any of their respective Subsidiaries, and any such event described in this clause (ii) shall continue for thirty (30) days without having been dismissed, bonded or discharged;
(g)
Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Borrower, Mortgagor, Guarantor or any of their respective Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower, Mortgagor, Guarantor or any of their respective Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the board of directors (or similar governing body) of Borrower, Mortgagor, Guarantor or any of their respective Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f);
(h)
Insolvency. Borrower, Mortgagor, Guarantor or any of their respective Material Subsidiaries fail to be Solvent or shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due;
(i)
Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of Two Million and 00/100 Dollars ($2,000,000.00) (in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder);

(j)
Dissolution. Any order, judgment or decree shall be entered against Borrower decreeing the dissolution or split up of Borrower and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days;
(k)
Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of Two Million and 00/100 Dollars ($2,000,000.00) during the term hereof; or (ii) there exists any fact or circumstance that reasonably would be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA;
(l)
Change of Control. A Change of Control shall occur;
(m)
Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent indemnification obligations and other contingent obligations not yet accrued and payable) in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (other than as a result of Administrative Agent’s failure to maintain possession of possessory Collateral or failure to file UCC continuation statements or UCC-3 or comparable documents), or (ii) Borrower shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document;
(n)
Expiration of Notice or Grace Period. A default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired; or
(o)
Material Adverse Effect. Since December 31, 2020, the occurrence of an event resulting in a Material Adverse Effect.
8.2
Remedies upon Event of Default. Upon the occurrence and during the continuation of any Event of Default, Administrative Agent may, and shall at the request of (or with the consent of) the Required Lenders, upon notice to Borrower by Administrative Agent:
(a)
terminate the Commitments, if any, of each Lender having such Commitments and declare the occurrence of the Maturity Date;
(b)
declare each of the following immediately due and payable, in each case without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate, or other requirements or notice of any kind, all of which are hereby expressly waived by Borrower, and without any further action by Administrative Agent or the Lenders, or any of them: (x) the unpaid principal amount of and accrued interest and fees on the Loans, and (y) all other Obligations; provided that, upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), the events set forth in clause (a) above and this clause (b) shall occur automatically;

(c)
during the continuance and during the continuation of an Event of Default, increase the rate of interest applicable to the Loans and the other Obligations as set forth in Section 2.7 of this Agreement;
(d)
without notice of default or demand, pursue and enforce any of the Secured Parties’ rights, remedies, privileges or powers under the Loan Documents or otherwise provided under or pursuant to any applicable law or agreement, including all remedies provided under the UCC; and
(e)
enforce any and all Liens and security interests created pursuant to Collateral Documents.
8.3
Remedies Cumulative. Upon the occurrence and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and the Lenders against Borrower, Guarantor or Mortgagor under the Loan Documents or at law or in equity may be exercised by Administrative Agent on behalf and for the benefit of the Lenders at any time and from time to time, whether or not all or any of the Obligations shall be declared, or be automatically, due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Administrative Agent or the Lenders shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent or the Lenders permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (a) to the extent permitted by applicable Legal Requirements, neither Administrative Agent nor any Lender is subject to any “one action” or “election of remedies” law or rule, and (b) all Liens and other rights, remedies or privileges provided to Administrative Agent and the Lenders shall remain in full force and effect until Administrative Agent and the Lenders have exhausted all of their remedies against the Collateral, the Collateral has been sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full (other than contingent indemnification obligations and other contingent obligations not yet accrued and payable). To the extent permitted by applicable Legal Requirements, nothing contained in any Loan Document shall be construed as requiring Administrative Agent or any Lender to resort to any portion of the Collateral for the satisfaction of any of the Obligations in preference or priority to any other portion, and Administrative Agent and the Lenders may seek satisfaction out of the entire Collateral or any part thereof, in its discretion.

ARTICLE 9.

AGENCY

9.1
Appointment and Authority; Powers and Immunities. Each Lender hereby appoints and authorizes Administrative Agent to act as its administrative agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent (which term as used in this sentence and in Section 9.9 and the first sentence of Section 9.7 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):
(a)
shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender;
(b)
shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or any other document referred to or provided for therein or for any failure by Borrower or any other Person to perform any of its obligations thereunder;
(c)
shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for therein or in connection therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 9.9;
(d)
shall not, except to the extent expressly instructed by the Required Lenders with respect to collateral security under the Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and
(e)
shall not be required to take any action which is contrary to the Loan Documents or applicable Legal Requirements.

The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents. Administrative Agent may employ agents and attorneys, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 10.6. Except to the extent expressly provided in Section 9.5, the provisions of this Article 9 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof and Administrative Agent and the Lenders may modify, amend or waive such provisions of this Article 9 in their sole and absolute discretion.

9.2
Reliance By Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
9.3
Defaults.
(a)
Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless Administrative Agent has received notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders. Within ten (10) days of delivery of such notice of Default or Event of Default from Administrative Agent to the Lenders (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action. Administrative Agent shall (subject to Section 9.10) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders, provided that, (A) unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions to foreclose on any of the Collateral or exercise any other remedy, with respect to such Default or Event of Default as it shall deem advisable in the interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders; provided, however, that no actions approved by the Required Lenders shall violate the Loan Documents or applicable Legal Requirements. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through Administrative Agent. Administrative Agent shall advise the Lenders of all material actions which Administrative Agent takes in accordance with the provisions of this Section 9.3(a) and shall continue to consult with the Lenders with respect to all of such actions. Notwithstanding the foregoing, if the Required Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 9.3(a) shall be valid and binding on each Lender. All cash proceeds (other than cash proceeds subject to the provisions of Section 9.3(e)(vi)) received from any enforcement actions, including the cash proceeds of a foreclosure sale of the Property, shall be applied, first, to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of Sections 9.3(b), 9.3(c), and 9.3(d) and 9.9 and to the payment of the Agency Fee and other servicing fees to the extent not paid by Borrower pursuant to Section 9.13, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Sections 9.3(b), 9.3(c), and 9.3(d) and 9.9; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 9.3(b) or 9.3(e)(iii); fourth, pari passu to the Lenders in accordance with their respective Proportionate Shares, unless an Unpaid Amount is owed pursuant to Section 9.14, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.
(b)
All losses incurred in connection with the Loans (including with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes), the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Proportionate Shares of the Loan. The Lenders shall promptly, upon request by Administrative Agent, remit to Administrative Agent their respective Proportionate Shares of (i) any expenses incurred or to be incurred by Administrative Agent in connection with any Default to the extent any such expenses have not been paid by Borrower or Guarantor, (ii) any advances or disbursements made or to be made to pay Taxes or other items which Administrative Agent or Required Lenders determine are necessary to preserve the Liens (or priority of the Liens) under any Collateral Document from any intervening lien, forfeiture, casualty, loss, waste or other impairment, diminution or reduction in value, whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Facility (all such advances, collectively, “Protective Advances”), (iii) any other expenses incurred in connection with the enforcement of the Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower. Protective Advances shall not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) annually unless approved by the Required Lenders in advance. Each Lender’s Proportionate Share of any Protective Advance shall constitute obligatory advances of that Lender under this Agreement, shall be payable by each Lender on demand by Administrative Agent and secured by the Collateral, and if unpaid by any Lender as set forth below, its Proportionate Share thereof shall bear interest at the rate applicable to such amount under the Loans or if no longer applicable, at the Base Rate. Administrative Agent shall notify each Lender in writing of its Proportionate Share of each Protective Advance. Upon receipt of notice from Administrative Agent of its making of a Protective Advance, each Lender shall make the amount of such Lender’s Proportionate Share of the Protective Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. on the day Administrative Agent provides Lenders with notice of the making of such Protective Advance if Administrative Agent provides such notice on or before 12:00 p.m., or (ii) on or before 12:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m.
(c)
If, at the direction of the Required Lenders or otherwise as provided in Section 9.3(a), any action(s) is brought to collect on the Notes or enforce any other Loan Document, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent for the benefit of the Lenders, collectively, to collect on all or a portion of the Notes or any other Loan Document and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. If requested by Administrative Agent, each Lender shall join as a party in any such lawsuit or proceeding. The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Proportionate Shares.

(d)
If, at the direction of the Required Lenders or otherwise as provided in Section 9.3(a), any action(s) is brought to foreclose the Collateral, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent on behalf and for the benefit of the Lenders, collectively, to foreclose all or a portion of the Collateral and collect on the Notes. Counsel selected by Administrative Agent shall prosecute any such foreclosure on behalf of Administrative Agent and the Lenders and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver, the conduct of such receivership, the conduct of such foreclosure action, the bid on behalf of Administrative Agent and the Lenders at the foreclosure sale of the Collateral, the manner of taking and holding title to the Collateral (other than as set forth in Section 9.3(e), below), the sale of the Collateral after foreclosure pursuant to Section 9.3(e), and the commencement and conduct of any deficiency judgment proceeding shall be made by Administrative Agent subject to this Article 9. The costs and expenses of foreclosure to the extent not paid by Borrower or Guarantor will be borne by the Lenders in accordance with their respective Proportionate Shares. If requested by Administrative Agent, each Lender shall join as a party in any such lawsuit or proceeding brought to foreclose the Collateral and collect on the Notes.
(e)
With respect to the Suites on Paseo Property:
(i)
If the Suites on Paseo Property is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations, the title to the Suites on Paseo Property shall be held as required by the Required Lenders and as acceptable to Administrative Agent provided title is held in an entity or structure which limits liability of the Lenders and is a “pass-through” entity or structure for income tax purposes, or, in the absence of such direction of the Required Lenders, at the sole option of Administrative Agent, be held in the name of Administrative Agent, or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders, or a limited liability company of which Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders) is the manager and the Lenders (or their permitted assignees) are the members in proportion to their Proportionate Shares, which shall be formed pursuant to a form of limited liability company agreement approved by Administrative Agent and the Required Lenders prior to the completion of such foreclosure, which agreement shall include provisions in all material respects similar to this Section 9.3(e)(i) and Article 9 in relation to the duties, rights and immunities of Administrative Agent (or a nominee or subsidiary of Administrative Agent, in its capacity as the manager thereunder) and rights and obligations of the Lenders. In the event any Lender fails to execute and deliver such agreement in accordance with and after written request therefor from Administrative Agent, each such Lender hereby grants to Administrative Agent a power of attorney to execute and deliver such agreement on its behalf and to take on its behalf any other actions as may reasonably be required to form and qualify such company, which power of attorney is coupled with an interest and irrevocable.
(ii)
Administrative Agent shall prepare for the approval of the Required Lenders a recommended course of action for the Suites on Paseo Property (a “Post-Foreclosure Plan”). Subject to its standard of care contained herein, Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the account of, and ratable benefit of, the Lenders) shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Suites on Paseo Property acquired, and shall administer all transactions relating thereto, substantially in accordance with the Post-Foreclosure Plan, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of the Suites on Paseo Property, and the collecting of rents and other sums from the Suites on Paseo Property and paying the expenses of the Suites on Paseo Property. Once approved by the Required Lenders, Administrative Agent shall use commercially reasonable efforts, consistent with its standard of care contained in this Article 9, to operate and maintain the Suites on Paseo Property in accordance with the Post-Foreclosure Plan in all material respects (subject to the effect of force majeure events, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, riots, mob violence, acts of terrorism, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, the effect of orders of Governmental Authorities, laws, rules, regulations or other cause beyond the reasonable control of Administrative Agent) and shall be authorized to make expenditures and pay expenses in accordance with the Post-Foreclosure Plan. It is understood and agreed that Administrative Agent is not warranting that the results contemplated by the Post- Foreclosure Plan shall be realized. If the Required Lenders shall fail to approve of the proposed Post-Foreclosure Plan, however, the following shall apply: (i) if the proposed Post-Foreclosure Plan is the initial Post-Foreclosure Plan, then Administrative Agent, on behalf of the Lenders, may approve an interim plan to govern the operations of the Suites on Paseo Property until the Required Lenders approve the first plan; and, (ii) if the proposed Post-Foreclosure Plan is other than the plan referred to in the preceding clause (i), then the Suites on Paseo Property shall be operated under the most recent Post- Foreclosure Plan until a new Post-Foreclosure Plan shall be approved by the Required Lenders, subject to adjustments as Administrative Agent shall deem appropriate to take into account emergency or serious maintenance situations at the Suites on Paseo Property, any tenant improvement costs and leasing commissions for leases executed after approval of the most recently approved budget and any expenditures for the Suites on Paseo Property required by applicable Legal Requirements, which, if not made, may result in the imposition of a fine or penalty or other sanction against the Lenders, Administrative Agent or entity that holds title to the Suites on Paseo Property for the benefit of the Lenders. Administrative Agent shall not make any material changes to the approved Post-Foreclosure Plan without the consent of the Required Lenders.
(iii)
Upon demand therefor from time to time, each Lender shall contribute its Proportionate Share of all costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Suites on Paseo Property. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a periodic basis (but in any event once per calendar quarter), an income and expense statement for the Suites on Paseo Property, and each Lender shall promptly contribute its Proportionate Share of any operating loss for the Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.
(iv)
To the extent there is net operating income from the Suites on Paseo Property, Administrative Agent shall, in accordance with the approved Post- Foreclosure Plan, determine the amount and timing of distributions to the Lenders in accordance with Section 9.3(e)(vi).
(v)
The Lenders acknowledge and agree that if title to the Suites on Paseo Property is obtained by Administrative Agent or its nominee or limited liability company as provided above, the Suites on Paseo Property will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with the Post-Foreclosure Plan as soon as practicable. Administrative Agent shall undertake to sell the Suites on Paseo Property, at such price and upon such terms and conditions as the Required Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of the Suites on Paseo Property in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee; provided, however, that purchase money financing shall not be provided in connection with the disposition of the Suites on Paseo Property without the prior consent of each Lender. If purchase money financing is so provided, then, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights and obligations of Administration Agent and the rights and obligations of the Lenders in the same Proportionate Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable and shall contain such other terms and conditions as may be satisfactory to each of the Lenders.
(vi)
All cash proceeds received with respect to the Suites on Paseo Property after so acquiring title to or taking possession of the Suites on Paseo Property, including cash proceeds from the rental, operation and management of the Suites on Paseo Property and the proceeds of a sale of the Suites on Paseo Property, shall be applied, first, to the payment of the Agency Fee to the extent not paid by Borrower pursuant to Section 9.13 and any unpaid Servicing Fees and to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of this Article 9 or for any other sums then due to Administrative Agent hereunder; second, to the payment of operating expenses with respect to the Suites on Paseo Property; third, to the establishment of reasonable reserves for the operation of the Suites on Paseo Property, including, without limitation, to fund any capital improvement, leasing and other reserves; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 9.3(d) or 9.3(e)(iii); fifth, in accordance with clauses first through fourth of Section 9.3(a); and sixth, pari passu to the Lenders in accordance with their respective Proportionate Shares on account of all sums due and unpaid under the Loan Documents, unless an Unpaid Amount is owed pursuant to Section 9.14, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.
9.4
Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
9.5
Resignation of Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower and such resignation shall be effective as of the date indicated in such notice. The Required Lenders may remove Administrative Agent at any time for gross negligence or willful misconduct by giving at least thirty (30) Business Days’ prior written notice and cure period to Administrative Agent, Borrower and all other Lenders if such gross negligence or willful misconduct is not cured by Administrative Agent within such cure period. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that meets the qualifications of an Eligible Institution. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or its receipt of notice of removal, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided that if Administrative Agent shall notify Borrower and the Lenders that no Person has accepted such appointment within such thirty (30) day period, then Administrative Agent’s resignation or removal shall nonetheless become effective and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security (and be entitled, with respect thereto, to all of the rights of Administrative Agent hereunder) until such time as a successor Administrative Agent is appointed and has accepted such collateral security); (2) all payments and communications provided to be made to or through Administrative Agent shall instead be made to each Lender directly in accordance with its applicable Proportionate Share; and (3) all determinations, approvals and communications provided to be made by Administrative Agent shall instead be made by the Required Lenders (except for such determinations, approvals and communications as are required pursuant to the provisions of Section 9.11 to be made by each of the Lenders or by each affected Lender in which case such determinations, approvals and communications shall be made by each Lender or each affected Lender, as applicable, directly), until such time as the Required Lenders appoint a successor Administrative Agent and such successor accepts such appointment as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring (or retired) or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 9.5). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. During the period from the delivery by Administrative Agent of its notice of resignation until the effectiveness of its discharge from its duties and obligations hereunder, and at all times thereafter, the provisions of this Article and Sections 10.2, 10.20 and 10.28 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and during any period following its resignation as Administrative Agent pending the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder.
9.6
Special Servicing.
(a)
Notwithstanding anything to the contrary herein, Administrative Agent may resign as Administrative Agent hereunder unless, within thirty (30) days after the occurrence of a Special Servicing Event (as hereinafter defined), Administrative Agent and the Lenders have reached an agreement with respect to the fees (collectively, the “Servicing Fees”) that would be payable to Administrative Agent for servicing, special servicing and administering the Loans after such Special Servicing Event and during the continuation thereof and for administration of the ownership, operation and management of the Suites on Paseo Property during any period of time that the Suites on Paseo Property is owned by Administrative Agent or its nominee or other entity pursuant to Section 9.3(e) as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure. Such Servicing Fees shall be payable in accordance with a separate agreement to be entered into by

Administrative Agent and the Lenders. In all events, the Agency Fee shall continue to be payable to Administrative Agent until the Loan has been fully repaid (other than contingent indemnification obligations and other contingent obligations not yet accrued and payable), all collateral for the Loan has been disposed of and proceeds thereof distributed and all commitments of Administrative Agent hereunder have terminated.
(b)
In the event Administrative Agent resigns as permitted above, then the Required Lenders shall have the right to appoint a successor Administrative Agent which (A) satisfies the requirements of Section 9.5 or (B) is a Qualified Special Servicer (as hereinafter defined), within thirty (30) days after such resignation. Until such successor Administrative Agent is so appointed, any decisions, determinations, consents, approvals, or other actions required to be provided or made by Administrative Agent under any of the Loan Documents shall be deemed to be effective only if approved by the Required Lenders. If the Required Lenders have not appointed such a successor Administrative Agent within such thirty (30) day period, then the resigning Administrative Agent may (on behalf of the Lenders) appoint a successor Administrative Agent that satisfies the requirements of Section 9.5 or is a Qualified Special Servicer. Whether the Qualified Special Servicer is appointed by the Required Lenders or by the resigning Administrative Agent, the Lenders shall pay the Servicing Fees required by such successor Administrative Agent in accordance with a separate agreement with such successor Administrative Agent.
(c)
The time periods within which Administrative Agent is required to act in this Article 9 shall be tolled, commencing on the thirtieth (30th) day after the occurrence of a Special Servicing Event, and continuing until ten (10) Business Days after a replacement Administrative Agent has been appointed pursuant to this Section 9.6 or Administrative Agent and the Lenders have reached an agreement regarding the Servicing Fees.
(i)
As used in this Section 9.6, the following terms have the meanings assigned below:
(A)
“Qualified Special Servicer” means a nationally recognized commercial mortgage loan servicer which (i) has the minimum rating required of a special servicer in the case of Fitch, (ii) is on the S&P list of approved special servicers in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.
(B)
“Special Servicing Event” means (i) the occurrence of any Event of Default of which Administrative Agent has given notice thereof to the Lenders pursuant to Section 9.3(a) or (ii) the receipt by Administrative Agent of a notice of an Event of Default from any Lender pursuant to Section 9.3(a).
9.7
Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower or Affiliate of Borrower, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender, for itself, agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of the first sentence of Section 9.9, Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Collateral or the books of Borrower or any of its Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Affiliates that may come into the possession of Administrative Agent or any of its Affiliates. Without limiting the foregoing, Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall, except as expressly set forth herein and in the other Loan Documents, have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Article 9 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for actual loss to the extent resulting from its gross negligence or willful misconduct that results in actual loss to a Lender.
9.8
Rights as a Lender. With respect to its Commitment and the Loans made by it, BankUnited (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. BankUnited (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, enter into any “swap agreement” as defined in 11 U.S.C. 101 with, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and without providing to the Lenders any opportunity to review or approve of any decisions to be made by it with respect thereto, provided that such investments, lending, trust or other business are not in violation of Borrower’s covenants herein, including, without limitation, those in Section 7.1., and Administrative Agent and any affiliate may accept fees and other consideration from Borrower for such services without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, BankUnited or its affiliates may receive information regarding Borrower, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. Likewise, any Lender (or any Affiliate of any Lender) may (without having to account therefor to Administrative Agent or any other Lender) lend money to, enter into any “swap agreement” as defined in 11 U.S.C. 101 with, make investments in, and generally engage in any kind of lending, trust, or other business with Borrower (and any of its Affiliates) without providing to Administrative Agent or any other Lender any opportunity to review or approve of any decisions to be made by it with respect thereto, provided that such investments, lending, trust or other business are not in violation of Borrower’s covenants herein, including, without limitation, those in Section 7.1. Further, any Lender (and its Affiliates) may accept fees and other consideration from Borrower for services in connection with such investments, lending, trust or other business without having to account for the same to Administrative Agent or any other Lender. Administrative Agent and each Lender acknowledge that, pursuant to such activities, any other Lender or its affiliates may receive information regarding Borrower, other loan parties, other subsidiaries, and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Lender which receives such information shall be under no obligation to provide such information to Administrative Agent or the other Lenders.
9.9
Standard of Care; Indemnification. Notwithstanding anything to the contrary contained in the Loan Documents or this Article 9, in performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as it normally exercises in connection with similar loans that it syndicates and administers, but Administrative Agent shall have no further responsibility to any Lender except for its own gross negligence or willful misconduct which results in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 10.2, but without limiting the obligations of Borrower under Section 10.2) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including any of the foregoing that arise from any claims or assertions of any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 10.2, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or any action taken or omitted by Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.9. Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by

Administrative Agent to enforce the terms of the Loan Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any of the foregoing amounts following payment by any Lender to Administrative Agent in respect of such amount pursuant to this Section 9.9, then Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment in accordance with each such Lender’s respective Proportionate Share.
9.10
Failure to Act. Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 9.9 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
9.11
Consents Under Loan Documents. Except as otherwise provided in this Agreement, Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which Administrative Agent may have under the Loan Documents or otherwise provided that such actions do not, in Administrative Agent’s reasonable judgment, materially adversely affect the value of any collateral, taken as a whole, or represent a departure from Administrative Agent’s standard of care described in Section 9.9. Any other amendment, waiver or consent, to be effective, shall require the consent or agreement in writing of the Required Lenders, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, neither Administrative Agent nor the Required Lenders shall agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise required or contemplated under the Loan Documents):
(a)
increase the Commitment of any Lender (provided that no such increase shall be deemed to result from the operation of the provisions of this Agreement which contain indemnification obligations of such Lender or obligations of such Lender with respect to the funding of Protective Advances or other sums as more fully provided in Sections 9.3(b), 9.3(c), and 9.3(d), 9.9 and 9.14 hereof) without the consent of each Lender affected thereby;
(b)
reduce the principal amount of the Loans or reduce the interest rate thereon (exclusive of interest at the Default Rate to the extent it is in excess of interest at the non-Default Rate) without the consent of each Lender affected thereby;

(c)
extend any stated payment date for principal of or interest on the Loans payable to any Lender or waive any material condition to the extension of the Maturity Date provided for in Section 2.9 without the consent of each Lender affected thereby;
(d)
release Borrower, any Guarantor or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 10.6 and any resigning Administrative Agent pursuant to Section 9.5 and provided that any decision to waive or modify any affirmative, negative or financial covenant shall not be deemed a “release” for these purposes and may be granted by the Required Lenders (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release Borrower and Guarantor (A) as expressly provided in the Loan Documents and (B) upon payment of the Loan in full in accordance with the terms of the Loan Documents), without the consent of each Lender;
(e)
release or subordinate in whole or in part any material portion of the collateral given as security for the Loans without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release any Lien covering the Collateral under the Collateral Documents and other Loan Documents (A) as expressly provided in the Loan Documents and (B) upon payment of the Loan in full in accordance with the terms of the Loan Documents);
(f)
modify any of the provisions of this Section 9.11, the definition of “Required Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of each Lender;
(g)
modify the terms of any Event of Default without the consent of each Lender; or
(h)
consent to (i) the sale, transfer or encumbrance by Borrower of any portion of the Collateral (or any interest therein) or any direct or indirect ownership interest therein, except as otherwise provided in Section 7.13(a) and (ii) the incurrence by Borrower of any additional indebtedness secured by the Property, in each case to the extent such consent is required under the Loan Documents (and subject to any standard of reasonability set forth therein) without the consent of each Lender.

Notwithstanding anything to the contrary contained in this Agreement, (w) any modification or supplement of Article 9, or of any of the rights or duties of Administrative Agent hereunder, shall require the consent of Administrative Agent, (x) any modification or supplement of any rights or obligations in respect of Sole Lead Arranger shall require the consent of Sole Lead Arranger; and (y) Administrative Agent is hereby authorized to enter into modifications or amendments to the Loan Documents which are ministerial in nature, including the preparation and execution of UCC forms, and Assignments and Assumption Agreements. If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects. Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof.

9.12
Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents. Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.
9.13
Agency Fee. So long as the Commitments are in effect and until payment in full of all obligations under this Agreement, the Loans and the other Loan Documents (other than contingent indemnification obligations and other contingent obligations not yet accrued and payable), Borrower shall pay to Administrative Agent, for its sole account, the Agency Fee in accordance with the applicable Fee Letter. The Agency Fee shall be payable on the date hereof and annually on each anniversary of the date hereof pursuant to the applicable Fee Letter. Borrower agrees that, once paid, the Agency Fee or any part thereof payable hereunder shall not be refundable under any circumstances.
9.14
Defaulting Lenders.
(a)
Generally. A Lender shall be a “Defaulting Lender” hereunder if it (a) shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its Proportionate Share of any advance pursuant to Sections 9.3(b), 9.3(c), or 9.3(d) or any Protective Advance, or otherwise made or requested by Administrative Agent to be made in connection with the exercise by Administrative Agent of any of its remedies hereunder, or of any indemnification payment required pursuant to Section 9.9, and such failure shall continue for a period of two (2) Business Days following the delivery of written notice thereof by Administrative Agent to such Lender; (b) shall assign or transfer its interest hereunder or in or to its Loan or Commitment in violation of Section 10.6; (c) shall exercise any rights of set-off in violation of Section 10.3; (d) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by Administrative Agent and Borrower); or (f) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers and each Lender. If for any reason a Lender fails to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrower may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Administrative Agent and either applied against the purchase price of such Loan under the following Section 9.14(b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.
(b)
Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the respective Commitments of the Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to acquire all of the Commitments of such Defaulting Lender, then Borrower may (but shall not be obligated to), by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an assignee/Eligible Assignee subject to and in accordance with the provisions of Section 10.6 for the purchase price provided for below. Upon any such assignment, the Defaulting Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 10.6, shall pay to Administrative Agent an assignment fee in the amount of Ten Thousand and 00/100 Dollars ($10,000.00). The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loan outstanding and owed by Borrower to the Defaulting Lender plus interest thereon, accrued fees and all other amounts payable to such Defaulting Lender hereunder and under the other Loan Documents. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall apply against such purchase price any amounts retained by Administrative Agent pursuant to the last sentence of the immediately preceding Section 9.14(a).

(c)
Optional Advance by Lender of Defaulting Lender’s Proportionate Share. If a Defaulting Lender shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its Proportionate Share of a Protective Advance, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or Proportionate Share of such advance, provided that such Lender gives the Defaulting Lender and Administrative Agent prior notice of its intention to do so. The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest Proportionate Share and thereafter to each of the Lenders in descending order of their respective Proportionate Shares of the Loans or in such other manner as the Required Lenders (excluding the Defaulting Lender) may agree on. Any Lender making all or any portion of the Defaulting Lender’s Proportionate Share of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”.
(d)
Special Advance Lender. In any case where a Lender becomes a Special Advance Lender, the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loan to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable). It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, costs and expenses of enforcement, advancing to preserve the Lien against the Collateral or to preserve and protect the Suites on Paseo Property, shall be without regard to any adjustment in the Proportionate Shares occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender, pro rata if there is more than one Special Advance Lender, at any time by the payment of the Unpaid Amount.
(e)
Notice Requirements. A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advanced Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation. Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.
(f)
Special Advance Lender’s Rights to Sums Paid to Defaulting Lender. A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the

Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

(g)
Defaulting Lender’s Indemnification of Administrative Agent and Lenders. Each Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents. Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of Section 9.14(c) above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Lenders pursuant to this indemnity.
(h)
Subordination of Rights of Defaulting Lender. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Proportionate Share of any advance described in Sections 9.3(b), 9.3(d), 9.3(e)(iii) or 9.9 or prior Loan disbursement which was previously a Non-Pro Rata Advance (including through the funding thereof on its behalf by a Special Advance Lender), or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Proportionate Share (including through the funding thereof on its behalf by a Special Advance Lender) (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Proportionate Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Proportionate Share of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement. The provisions of this paragraph shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders. The failure of any Defaulting Lender to timely receive any amounts otherwise payable to such Defaulting Lender under this Agreement or the other Loan Documents on account of the provisions of this paragraph shall not constitute a Default or Event of Default.
(i)
Removal of Rights. A Defaulting Lender shall have no voting rights or rights to grant any consent or approval whatsoever under this Agreement or any other Loan Documents (including, without limitation, under Section 9.11 of this Agreement) and shall not be considered in the calculation of “Required Lenders” so long as it is a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any consent, approval or other action granted, taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver.
9.15
Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.
9.16
Transfer of Agency Function. Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its Affiliates or offices wherever located in the United States; provided that Administrative Agent shall promptly notify Borrower and the Lenders thereof.
9.17
Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code, as amended from time to time, or other similar Debtor Relief Laws or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 2.7 and Section 10.2) allowed in such judicial proceeding; and
(b)
to collect and receive any monies or other property payable or deliverable on any such claims for the account of the Lenders and to distribute the same in accordance with this Agreement; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.7 and Section 10.2.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.18
PATRIOT Act Notice; Compliance. In order for Administrative Agent to comply with the PATRIOT Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States becoming a party hereto, Administrative Agent may request, and such Lender shall provide to Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with federal law.

9.19
Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loans or reimbursements for other Lender Funding Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Proportionate Shares. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to Borrower or any other person for any failure by any other Lender to fulfill its obligations to make advances of the Loans or reimbursements for other Lender Funding Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein. The failure of any Lender to pay to Administrative Agent its Proportionate Share of a Lender Funding Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Proportionate Share of such Lender Funding Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Proportionate Share of the Lender Funding Amount. In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Proportionate Share of such Lender Funding Amounts regardless of (i) the occurrence of any Event of Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to Borrower or any Guarantor. The obligation of Lenders to pay to such Lender Funding Amounts are in all regards independent of any claims between Administrative Agent and any Lender.
9.20
No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any other loan parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.
9.21
Erroneous Payments.
(a)
Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine . A notice of the Administrative Agent to any Lender under this Section 9.21 shall be conclusive, absent manifest error.
(b)
Each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”) or (y) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)
Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other obligor on the Loans.
(d)
Each party’s obligations under this Section 9.21 shall survive the resignation or replacement of the Administrative Agent, or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1
Notices.
(a)
Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Borrower or Administrative Agent, shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered United States mail, return receipt requested, postage prepaid, or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Loan) by e-mail as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Borrower, to it at:

~~America First Multifamily Investors, L.P.~~

Greystone Housing Impact Investors LP

14301 FNB Parkway, Suite 211

Omaha, NE 68154

Attention: Jesse Coury, Chief Financial Officer

Email: jesse.coury@ataxfund.com

in each case, with a copy to:

Greystone LB Holdings LLC

152 W. 57th Street, 60th Floor

New York, New York 10019

Attention: Lisa Schwartz, General Counsel

Email: Lisa.Schwartz@greyco.com

in each case, with a copy to:

Ballard Spahr LLP

2000 IDS Center, 80 South 8th Street

Minneapolis, MN 55402-2119

Attention: Barbara Lano Rummel

Email: Rummelb@ballardspahr.com

If to Administrative Agent, to it at:

BankUnited, N.A.

Attention: Jonathan Smith, SVP

623 Fifth Avenue, 11th Floor New York, NY 10022

E-mail: JSmith@BankUnited.com

in each case, with a copy to (which shall not constitute notice):

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

Attention: Jonathan Petrakis, Esq.

Email: jpetrakis@duanemorris.com

~~and~~

~~Duane Morris LLP~~

~~190 S. LaSalle St. Ste. 3700 Chicago, IL 60603~~

~~Attention: Anastasia N. Kaup, Esq. Email: ankaup@duanemorris.com~~

If to a Lender, to its address as set forth in its Administrative Questionnaire or such other address as provided to Administrative Agent and Borrower.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)
Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

10.2
Expenses; Indemnity; Damage Waiver.
(a)
Costs and Expenses. Borrower agrees to pay promptly (a) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent (including the reasonable and documented fees, charges and disbursements of consultants and outside legal counsel for Administrative Agent), in connection with the preparation, negotiation, execution delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of any consultants and outside legal counsel for Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)
Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), Sole Lead Arranger, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees and disbursements of counsel for an Indemnitee in connection with the assertion of any claim, loss, demand, damages, penalties, liabilities or any investigative, administrative or judicial proceeding commenced or threatened, whether or not Administrative Agent, any Lender, or Sole Lead Arranger shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and consultant fees and litigation expenses), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, (iv) any claim by any Person (including any Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein, or (v) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or Administrative Agent in their capacities as such). This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)
Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Proportionate Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender);

provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 10.12.
(d)
Waiver of Consequential Damages. To the fullest extent permitted by applicable Legal Requirements, each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.
(e)
Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor. The obligations and liabilities of Borrower under this Section 10.2 shall survive the Term and the exercise by Administrative Agent and the Lenders of any of their respective rights or remedies under the Loan Documents, including the acquisition of the Collateral by foreclosure or other disposition of the Collateral.
10.3
Set Off. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.4
No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, remedy, right or privilege hereunder or under any other Loan Document shall impair such power, remedy, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, remedy, right or privilege preclude other or further exercise thereof or of any other power, remedy, right or privilege. The remedies, rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers, privileges and remedies existing by virtue of any statute or rule of law or in any other Loan Document. Any forbearance or failure to exercise, and any delay in exercising, any right, power, privilege or remedy hereunder shall not impair any such right, power, privilege or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power, privilege or remedy. Notwithstanding any other provision of this Agreement, Administrative Agent reserves the right to seek a deficiency judgment or preserve a deficiency claim to the extent necessary to foreclose on all or any portion of the Collateral.

10.5
Administrative Agent’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Administrative Agent exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Administrative Agent or is to be in Administrative Agent’s discretion, the decision of Administrative Agent to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Administrative Agent’s discretion shall (except as is otherwise specifically herein provided) be in the reasonable discretion of Administrative Agent as determined in good faith and shall be final and conclusive.
10.6
Successors and Assigns; Participations.
(a)
Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b)of this Section 10.6, (ii) by way of participation in accordance with the provisions of paragraph (c) of this Section 10.6, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 10.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.6 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)
Assignments by Lenders.
(i)
Each Lender may, with consent of Borrower to the extent no Event of Default has occurred and is continuing (which consent shall not be unreasonably withheld), assign any of its Loans, its Note and its Commitment to an Approved Fund (with the consent of Administrative Agent, which consent shall not be required if the Lender assigning its Loan is Administrative Agent), provided that:
(A)
no such consent by Administrative Agent or Borrower shall be required in the case of any assignment by any Lender to another Lender or an Affiliate of such Lender or such other Lender except to the extent that Administrative Agent has reserved the right to consent to further assignments to a Lender in connection with the granting of its consent to the initial assignment to such Lender;
(B)
except to the extent Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender or an Affiliate of a Lender) shall be in an amount at least equal to Five Million and 00/100 Dollars ($5,000,000.00) or, if less, the entire amount of the assigning Lender’s Loans and Commitment;
(C)
each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;

(D)
upon execution and delivery by the assignee (even if already a Lender) to Borrower and Administrative Agent of an Assignment and Assumption pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent and Borrower to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) and the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith. The assignee, if it is not already a Lender, shall deliver to Administrative Agent an Administrative Questionnaire; and
(E)
for the avoidance of doubt, no consent of Borrower shall be required for any assignment to any Person after the occurrence and during the continuance of an Event of Default.
(ii)
From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.6(d), 3.6, 3.10 and 10.28); provided, however, that in no event shall such assigning Lender be released with respect to any defaults by or liabilities of such Lender under the Loan Documents which accrued prior to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(b).
(iii)
The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(c)
Participations by Lenders.
(i)
A Lender may, without the consent of Borrower, but with prior written notice to Administrative Agent, sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any modification or waiver of any provision of this Agreement or any other Loan Document. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) consent to any modification, amendment or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 9.11, requires the consent of each Lender affected thereby. Subject to Section 10.6(c)(ii), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.6(d), 3.6, 3.10 and 10.2(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.6 as though it were a Lender.
(ii)
A Participant shall not be entitled to receive any greater payment under Sections 2.6(d), 3.6, and 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with Borrower’s prior written consent.
(iii)
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a

Participant Register.
(d)
Reserved.
(e)
Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 10.6 (but without being subject thereto),

any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(f)
Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrower, any Guarantor or any of their respective Affiliates or the Collateral in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such assignee and participant agree to be bound by the terms of Section 10.17.
(g)
No Assignments to Borrower or Affiliates. Anything in this Section 10.6(g) to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates (a “Borrower-Related Lender”) without the prior consent of Administrative Agent and Required Lenders. Under no circumstances shall Borrower-Related Lender:
(i)
have any rights to vote or grant consent or approval with respect to any matter for which the vote, consent or approval of any Lender is required under the terms of the Loan Documents, including, without limitation, any of the matters set forth in Section 9.11 of this Agreement;
(ii)
have any rights to participate in meetings or conference calls to which the Lenders are invited;
(iii)
have any rights to receive any report or information (whether oral or written) from, or otherwise be consulted by, Administrative Agent or any other Lender that relates, in any way, to the Property, Borrower or the Loan (including, without limitation, any report delivered pursuant to Section 6.1 of this Agreement or pursuant to the Guaranty); or
(iv)
have any rights to provide direction, grant consent or vote its claim in connection with any voluntary or involuntary case or other proceeding against Borrower or Guarantor which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property.
(h)
Assignments by Borrower. Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.
(i)
Register. Administrative Agent, acting solely for this purpose as a non- fiduciary agent of Borrower (such agency being solely for tax purposes), shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(j)
Borrower Cooperation. Borrower acknowledges that Administrative Agent, the Sole Lead Arranger or the Lenders may participate, sell or assign a portion of the Commitments to one or more Lenders, and in connection therewith, Borrower shall take all actions as Administrative Agent, the Sole Lead Arranger or the Lenders may reasonably request to assist in such efforts. Without limiting the generality of the foregoing, provided that the following does not alter the economics, Borrower shall, at the request of Administrative Agent or the Sole Lead Arranger (i) facilitate the review of the Loans, and the collateral for the Loans by any prospective Lender; (ii) assist Administrative Agent and the Sole Lead Arranger and otherwise cooperate in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on Borrower, Guarantor, and the collateral for the Loans; (iv) make representatives of Borrower available to meet with prospective Lenders at bank meetings; (v) facilitate direct contact between the senior management and advisors of Borrower and any prospective Lender; (vi) use its best efforts to ensure that the efforts of Administrative Agent and the Sole Lead Arranger benefit materially from its existing banking relationships; and (vii) provide Administrative Agent with all information reasonably deemed necessary by it to complete the participation, sale or assignment successfully. Borrower agrees to use commercially reasonable efforts to cooperate with the Administrative Agent, the Sole Lead Arranger and the Lenders, and to take such further reasonable action, in connection with documents and amendments to the Loan Documents as may reasonably be required to effect any such participation, sale or assignment, so long as such participation, sale or assignment does not alter the economic terms of the Loans.
10.7
Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8
Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the funding of the Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations and other contingent obligations not yet accrued and payable) and so long as the Commitments have not expired or been terminated. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 3.10, 3.11, 10.2, 10.3, and 10.9 and the agreements of Lenders set forth in Sections 3.10 and 9.7 shall survive the payment of the Loans and the termination hereof.

10.9
Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. This provision shall survive the expiration or termination of this Agreement and the repayment of the Obligations.
10.10
Severability; Inconsistency with Other Loan Documents. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any other Loan Document, then the terms, conditions and provisions of this Agreement shall prevail; provided that any provision of any Collateral Document that imposes additional burdens on Borrower or further restricts the rights of Borrower or any of its Affiliates or gives Administrative Agent or the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.
10.11
Entire Agreement. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
10.12
Obligations Several; Actions in Concert. The obligations of the Lenders hereunder are several and not joint, and no Lender shall be responsible for the obligations or the Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent or the Required Lenders (as applicable), it being the intent of the

Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or the Required Lenders (as applicable).
10.13
Headings, Schedules and Exhibits. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. The Schedules, Exhibits and any other addenda or attachments attached hereto are hereby incorporated fully into this Agreement by this reference as a substantive part of this Agreement with the same force and effect as if set forth in the body hereof.
10.14
Governing Law.
(a)
THIS AGREEMENT, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY, PERFORMANCE AND THE OBLIGATIONS ARISING HEREUNDER, AND ANY AND ALL CLAIMS RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OR CHOICE OF LAWS.
(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT GREYSTONE & CO., ATTN: GENERAL COUNSEL AT 152 WEST 57TH STREET, 60TH FLOOR, NY, NY 10019, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (i) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK COUNTY, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK COUNTY, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
10.15
Modification; Waiver in Writing. Subject as among the Lenders and Administrative Agent to Section 9.11, no modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Administrative Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, neither Administrative Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.
10.16
WAIVER OF JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.
10.17
Treatment of Certain Information; Confidentiality. Each of Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (itbeing understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any Rating Agency in connection with rating Borrower or its Subsidiaries; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent, any Lender or any of their respective

Affiliates on a nonconfidential basis from a source other than Borrower who did not acquire such information as a result of a breach of this Section. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from Borrower relating to Borrower, Guarantor, the Collateral, or any of its respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18
Platform.
(a)
Borrower agrees that Administrative Agent and Sole Lead Arranger may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(b)
Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (i) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Communications “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Lenders, and Sole Lead Arranger to treat such Communications as not containing any material non-public information with respect to Borrower or any Affiliate thereof or their respective securities for purposes of United States federal and state securities laws; (iii) all Communications marked “PUBLIC” are permitted to be made available through the Platform; and (iv) Administrative Agent and Sole Lead Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information.”
(c)
The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent, Sole Lead Arranger, or any of their Affiliates (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent Party’s transmission or posting of Borrower Information through the Platform or via email, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, Sole Lead Arranger, or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
10.19
Interest Rate Limitation; No Usury. Borrower and Lenders intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lenders to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 10.19 shall control every other agreement in the Loan Documents. If the applicable Legal Requirements (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Obligations, or if Administrative Agent’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Legal Requirements, then it is Borrower’s and Lenders’ express intent that all excess amounts theretofore collected by Administrative Agent for the accounts of the respective Lenders shall be credited against the unpaid Loans and all other Obligations (or, if the Obligations have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable Legal Requirements, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Administrative Agent and the Lenders for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable Legal Requirements, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the maximum lawful rate from time to time in effect and applicable to the Obligations for so long as the Obligations are outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

10.20
No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent or Sole Lead Arranger are arm’s- length commercial transactions between Borrower, on the one hand, and Administrative Agent or Sole Lead Arranger, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent and Sole Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent, nor Sole Lead Arranger, has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and Sole Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, nor Sole Lead Arranger, has any obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives any claims that it may have against Administrative Agent and Sole Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.21
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
10.22
Arranger. Anything herein to the contrary notwithstanding, the Sole Lead Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

10.23
Publicity. All references to Borrower, any Subsidiary or any Affiliate of such Persons contained in any press release, advertisement, promotional material or other public disclosures issued by Administrative Agent or any Lender shall be approved in writing by Borrower in advance of issuance. All references to Administrative Agent or any Lender contained in any press release, advertisement, promotional material or other public disclosures issued by Borrower shall be approved in writing by Administrative Agent and such Lender in advance of issuance, other than any public filings or disclosures required by the otherwise filed with the Securities and Exchange Commission.

10.24
No Third Party Beneficiary. The Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.
10.25
Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.
10.26
[Reserved].
10.27
[Reserved].
10.28
Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s respective assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

[Signatures Immediately Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

GREYSTONE HOUSING IMPACT INVESTORS LP f/k/a AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

By:
Name:
Title:

Signature Page to Credit Agreement

BANKUNITED, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Credit Agreement

LENDER: BANKUNITED, N.A., as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

LENDER: BANKERS TRUST COMPANY, as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement